Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GEN DIGITAL INC.,

MAVERICK GROUP HOLDINGS, INC.

and

MONEYLION INC.

Dated as of December 10, 2024

TABLE OF CONTENTS

Page

Article I DEFINITIONS & INTERPRETATIONS		2
1.1	Certain Definitions	2
1.2	Index of Defined Terms	19
1.3	Certain Interpretations	22

Article II THE MERGER		23
2.1	The Merger	23
2.2	The Effective Time	24
2.3	The Closing	24
2.4	Effect of the Merger	24
2.5	Certificate of Incorporation and Bylaws	24
2.6	Directors and Officers	24
2.7	Effect on Capital Stock	25
2.8	Equity Awards and Company ESPP	27
2.9	Exchange of Company Common Stock	29
2.1	No Further Ownership Rights in Company Common Stock	31
2.11	Required Withholding	31

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		32
3.1	Organization; Good Standing	32
3.2	Corporate Power; Enforceability	32
3.3	Company Board Approval; Opinion of Financial Advisor; Anti-Takeover Laws	33
3.4	Requisite Stockholder Approval	33
3.5	Non-Contravention	33
3.6	Requisite Governmental Approvals	34
3.7	Company Capitalization	34
3.8	Subsidiaries	36
3.9	Company SEC Documents	36
3.1	Company Financial Statements; Internal Controls	37
3.11	No Undisclosed Liabilities	38
3.12	Absence of Certain Changes	38
3.13	Material Contracts	38
3.14	Real Property	39
3.15	Environmental Matters	39
3.16	Intellectual Property	40
3.17	Tax Matters	42
3.18	Employee Benefits	44
3.19	Labor Matters	46
3.2	Compliance with Laws	48
3.21	IT Systems and Data Privacy Matters	49
3.22	Legal Proceedings; Orders	51
3.23	Insurance	52

i

3.24	Anti-Corruption Compliance	52
3.25	Sanctions	52
3.26	Broker-Dealer and Investment Adviser Matters	53
3.27	Loan Portfolio	54
3.28	Brokers	55
3.29	Company Information	55
3.3	Related Party Transactions	56
3.31	No Other Representations or Warranties	56
3.32	Non-Reliance	56

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		57
4.1	Organization; Good Standing	57
4.2	Corporate Power; Enforceability	57
4.3	Non-Contravention	57
4.4	Requisite Governmental Approvals	58
4.5	Parent Capitalization	58
4.6	Parent SEC Documents	58
4.7	Parent Financial Statements; Internal Controls	58
4.8	No Undisclosed Liabilities	59
4.9	Legal Proceedings; Orders	60
4.1	Ownership of Company Common Stock	60
4.11	Brokers	60
4.12	Operations of Merger Sub	60
4.13	No Parent Vote or Approval Required	60
4.14	Sufficiency of Funds	61
4.15	Stockholder and Management Arrangements	61
4.16	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	61
4.17	Parent and Merger Sub Information	62
4.18	No Other Representations or Warranties	62

Article V INTERIM OPERATIONS OF THE COMPANY		63
5.1	Affirmative Obligations	63
5.2	Forbearance Covenants	63
5.3	No Solicitation	67
5.4	No Control of the Other Party’s Business	73

Article VI ADDITIONAL COVENANTS		73
6.1	Required Action and Forbearance; Efforts	73
6.2	Antitrust and Regulatory Matters	74
6.3	Proxy Statement, Registration Statement and Other Required SEC Filings	76
6.4	Company Stockholder Meeting	78
6.5	Company Warrants	79
6.6	Anti-Takeover Laws	79
6.7	Access	79
6.8	Section 16(b) Exemption	80

6.9	Directors’ and Officers’ Exculpation, Indemnification and Insurance	80
6.1	Employee Matters	82
6.11	Obligations of Merger Sub	85
6.12	Public Statements and Disclosure	85
6.13	Transaction Litigation	86
6.14	Stock Exchange Delisting; Deregistration	86
6.15	Additional Agreements	86
6.16	Parent Vote	86
6.17	Notification of Certain Matters	86
6.18	Payoff	87
6.19	Financing Cooperation.	87
6.2	Access for Legal Proceedings.	90
6.21	CVR Agreement.	90
6.22	Company RIA Subsidiary Client Consent.	90

Article VII CONDITIONS TO THE MERGER		90
7.1	Conditions to Each Party’s Obligations to Effect the Merger	90
7.2	Conditions to the Obligations of Parent and Merger Sub	91
7.3	Conditions to the Company’s Obligations to Effect the Merger	92

Article VIII TERMINATION, AMENDMENT AND WAIVER		93
8.1	Termination	93
8.2	Manner and Notice of Termination; Effect of Termination	94
8.3	Fees and Expenses	95
8.4	Amendment	97
8.5	Extension; Waiver	97

Article IX GENERAL PROVISIONS		98
9.1	Survival of Representations, Warranties and Covenants	98
9.2	Notices	98
9.3	Assignment	99
9.4	Confidentiality	100
9.5	Entire Agreement	100
9.6	Third Party Beneficiaries	100
9.7	Severability	101
9.8	Remedies	101
9.9	Governing Law	102
9.1	Consent to Jurisdiction	102
9.11	WAIVER OF JURY TRIAL	103
9.12	No Recourse	103
9.13	Company Disclosure Letter References	103
9.14	Counterparts	104

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Form of Contingent Value Rights Agreement

Exhibit C	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 10, 2024, by and among Gen Digital Inc., a Delaware corporation (“Parent”), Maverick Group Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A.       The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL, subject to the right of the Company Board to withdraw or amend such recommendation upon the terms set forth herein; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B.       Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein.

C.       Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Specified Holders, in their respective capacities as stockholders of the Company, have entered into Voting Agreements with Parent, in the form attached hereto as Exhibit A (together, the “Voting Agreements”).

D.        At or immediately prior to the Effective Time, Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “CVR Rights Agent”) will enter into a Contingent Value Rights Agreement (the “CVR Agreement”), in substantially the form attached hereto as Exhibit B (subject to modification as contemplated by Section 6.21).

E.       Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions; and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1       Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)       “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, effective through the relevant date in question and (i) containing terms that are not less favorable in the aggregate to the Company or less restrictive of a third party in the aggregate than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under Section 5.3.

(b)       “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub), relating to an Acquisition Transaction.

(c)       “Acquisition Transaction” means any single transaction or series of related transactions (other than the Merger) involving:

(i)       any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding or more than 20% of the voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding or more than 20% of the voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)       any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof);

(iii)       any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 20% of the equity interests in or more than 20% of the voting power of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv)       any combination of the foregoing.

(d)       “Advisers Act” means the Investment Advisers Act of 1940.

(e)       “Advisory Contract” means all Contracts that contemplate the performance by the Company RIA Subsidiary of discretionary or nondiscretionary investment advisory or investment management (including sub-advisory or other similar) services to, or otherwise managing any investment or trading account of, or for, any Person.

(f)       “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

(g)       “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(h)       “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 7, 2024.

(i)       “Audited Parent Balance Sheet” means the consolidated balance sheets (and the notes thereto) of Parent and its consolidated Subsidiaries as of March 29, 2024 set forth in Parent’s Annual Report on Form 10-K filed by Parent with the SEC on May 16, 2024.

(j)       “Average Parent Stock Price” means the volume weighted average trading price, rounded to the nearest cent, of a share of Parent Common Stock for a 10 day trading period, starting with the opening of trading on the 11th day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, then in another authoritative source selected by Parent in good faith).

(k)       “Bank Partners” means the financial institutions that issue the digital demand deposit accounts and associated debit cards offered by the Company or any of its Subsidiaries.

(l)       “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(m)       “Bylaws” means the Amended and Restated Bylaws of the Company, effective as of March 15, 2023.

(n)       “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(o)       “Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of September 22, 2021, as amended by that certain Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of April 24, 2023, and including that certain Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001, of the Company, dated as of February 15, 2022.

(p)       “Code” means the U.S. Internal Revenue Code of 1986.

(q)       “Common Stock Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

(r)       “Company Annual PSUs” means awards of performance restricted stock units covering shares of Company Common Stock that vest based on the achievement of specified target annual key performance conditions and service-based vesting conditions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(s)       “Company Board” means the Board of Directors of the Company.

(t)       “Company Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

(u)       “Company Common Stock Closing Price” means the closing price, rounded down to the nearest whole cent, of a share of Company Common Stock on the last trading day prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, then in another authoritative source selected by Parent, subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed).

(v)       “Company Earn Out Shares” means the shares of Company Common Stock issuable pursuant to Article III of the SPAC Business Combination Agreement and subject to the vesting and forfeiture conditions thereof.

(w)       “Company Equity Awards” means, collectively, the Company Options, the Company RSUs, the Company Annual PSUs and the Company Share Price PSUs.

(x)       “Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.

(y)       “Company Financial Advisor” means Keefe, Bruyette & Woods, Inc.

(z)       “Company Material Adverse Effect” means any change, circumstance, event, effect or development that (A) individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (B) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided, that, for the purposes of clause (A), none of the following, and no conditions, circumstances, changes, events, effects or developments to the extent arising out of or resulting from the following will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (in each case, subject to the limitations set forth below):

(i)       general economic conditions, or conditions in the global, international, United States or regional economy generally or general political, regulatory or legislative conditions globally, internationally, in the United States or regionally;

(ii)       conditions in the equity, credit, debt, securities, financial, currency or capital markets, including (A) changes in interest rates; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)       general conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv)       any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Authority), terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v)       earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs and other comparable force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi)       the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any such resulting employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5 or to any other representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions);

(vii)       any action taken or refrained from being taken, in each case pursuant to the express written request of Parent;

(viii)       changes or proposed changes in GAAP or other applicable accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(ix)       any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by an applicable Governmental Authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(x)       any changes in the price or trading volume of the Company Common Stock or any other publicly traded securities of the Company or to the Company’s credit ratings, in each case in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xi)       any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xii)       any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and

(xiii)       the identity of, or any facts or circumstances specifically relating to, Parent or Merger Sub or the respective plans or intentions of Parent or Merger Sub with respect to the Company and its business;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), to the extent that such conditions, changes, events, effects or developments have had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(aa) “Company Option” means any option award to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(bb) “Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(cc) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(dd) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(ee) “Company RSUs” means awards of restricted stock units covering shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(ff) “Company Share Price PSUs” means awards of performance restricted stock units covering shares of Company Common Stock that vest based on the achievement of specified share price performance conditions and service-based vesting conditions, whether granted pursuant to any of the Company Stock Plans or otherwise.

(gg) “Company Stock Plans” means the Company's Amended and Restated Omnibus Incentive Plan, as amended from time to time, and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(hh) “Company Stockholders” means the holders of shares of Company Common Stock.

(ii)       “Company Termination Fee” means an amount in cash equal to $41,023,051; provided that, if the Company terminates this Agreement pursuant to Section 8.1(h) and enters into a definitive agreement with respect to a Superior Proposal on or prior to the No-Shop Period Start Date, then the Company Termination Fee means an amount in cash equal to $20,511,525.

(jj) “Computer Systems” means all computer hardware (whether general or special purpose), firmware, networks, databases, electronic data processing systems, information technology systems, computer systems, and Software, including any information technology, or computer systems that are owned or used by or licensed or leased to Company or any of its Subsidiaries in the conduct of their respective businesses.

(kk) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 20, 2024, by and between Parent and the Company.

(ll) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, family or parental leave (paid or unpaid), maternity or paternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(mm) “Consumer Protection Laws” means, collectively, the Consumer Financial Protection Act of 2010, Public Law 111-203, enacted as Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the enumerated consumer laws set forth in 12 U.S.C. Section 5481(12) (including, for the avoidance of doubt, the USA PATRIOT Act of 2001 and the Telephone Consumer Protection Act of 1991); the identity theft red flags provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681m(e); Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45; all state and local consumer protection and unfair or deceptive trade practices Laws, and all other Laws that apply to the Company and its Subsidiaries that have the intent or effect to protect their respective consumer customers against the acts, errors or omissions of Company and its Subsidiaries, and all licensing requirements, regulations, guidelines, policies, and guidance implementing the aforementioned Laws.

(nn) “Contract” means any binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.

(oo)       “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(pp) “Debt Payoff Letter” means, with respect to the Existing Credit Facility, a payoff letter, in customary form and substance reasonably satisfactory to Parent, duly executed by the lenders under the Existing Credit Facility or the administrative agent or other designated representative under the Existing Credit Facility on behalf of such lenders.

(qq) “Designated Jurisdiction” means any country or territory or government to the extent that such country or territory or government itself is the subject of any comprehensive Sanction, including, as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

(rr) “DOJ” means the United States Department of Justice or any successor thereto.

(ss) “Employee Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA or (ii) other compensatory, health or welfare, or other benefit plan, program, policy, contract, arrangement or agreement, in each case, that is sponsored, maintained, contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, including for the benefit of any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries or otherwise under or with respect to which the Company or any of its Subsidiaries have any current or potential liability or obligation.

(tt) “Environmental Law” means any Law enacted or in effect on or prior to the Closing Date relating to the protection of the environment (including indoor and ambient air, surface water, groundwater, natural resources, surface or subsurface strata or land), pollution or the release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Substance.

(uu) “Equity Award Conversion Ratio” means the quotient obtained by dividing (a) the Company Common Stock Closing Price by (b) the Average Parent Stock Price.

(vv) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ww) “ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries.

(xx)       “Exchange Act” means the Securities Exchange Act of 1934.

(yy) “Existing Credit Facility” means the Credit Agreement, dated as of November 25, 2024, by and among MoneyLion Inc., as holdings, MoneyLion Technologies Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto, as lenders, and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as administrative agent and collateral agent for the lenders, as may be amended, restated or otherwise modified from time to time.

(zz) “Existing Financing Facilities” means, together, the Credit Agreement, dated as of December 30, 2021, by and between ROAR 2 SPV Finance LLC, as borrower, and Westmont Group LLC, as lender, and the Master Receivables Purchase Agreement, dated as of June 30, 2024, by and among Sound Point Capital Management, LP, as purchaser agent, SP Main Street Funding I LLC and each additional purchaser that is from time to time party thereto, as purchasers, and ML Plus LLC, as seller, in each case, as may be amended, restated or otherwise modified from time to time.

(aaa) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(bbb) “Fraud” mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission.

(ccc) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ddd) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(eee) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory (including applicable stock exchanges) or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body (public or private), in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(fff) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, exemptions, certificates, waivers, consents, grants, franchises, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(ggg) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(hhh) “Hazardous Substance” means any toxic or hazardous material, substance or waste, or pollutant or contaminant, defined or regulated, or any other material, substance or waste for which liability or standards of conduct may be imposed, under Environmental Laws.

(iii)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(jjj) “In-the-Money Company Option” means a Company Option (whether vested or unvested) with an exercise price per share that is less than the Company Common Stock Closing Price.

(kkk) “Intellectual Property” means: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, published and unpublished works of authorship, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade names, trade dress rights, corporate names, logos, slogans and similar designation of origin and rights therein, Internet domain names and social media accounts and account identifiers, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in Software, Trade Secrets, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, techniques, strategies, designs, drawings, and specifications, and (v) any other intellectual property or proprietary rights anywhere in the world, in each case of (i)-(v), together with all renewals, extensions, continuations, divisions, continuations in part, provisionals, reissues, reexaminations, or foreign counterparts or equivalents of the foregoing.

(lll) “Intervening Event” means any material change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) occurring or becoming known after the date of this Agreement that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or any matter relating thereto, (B) the announcement, pendency or consummation of the Transactions, (C) changes in the stock price of the Company (it being understood that the underlying cause of such change may be taken into consideration when determining whether an Intervening Event has occurred to the extent not otherwise excluded hereunder), (D) any breach by the Company of this

Agreement, (E) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof (it being understood that the underlying cause of the Company meeting or exceeding such projections or forecasts may be taken into consideration when determining whether an Intervening Event has occurred to the extent not otherwise excluded hereunder) or (F) changes in general economic, market or geopolitical conditions, or changes in conditions in the global, international or U.S. economy or markets generally.

(mmm) “Investment Company Act” means the Investment Company Act of 1940.

(nnn) “Knowledge” (i) of the Company, with respect to any matter in question, means the actual knowledge of any of the Persons listed on Section 1.1(nnn) of the Company Disclosure Letter, in each case after reasonable inquiry of such individual’s direct reports or (ii) of Parent, with respect to any matter in question, means the actual knowledge of any of the Persons listed on Section 1.1(nnn) of the Parent Disclosure Letter.

(ooo)       “Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative.

(ppp) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, act, writ, injunction, decree, order, judgment, rule, regulation, ruling, award or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(qqq) “Leased Real Property” means all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

(rrr) “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

(sss) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, audit, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority.

(ttt) “Material Contract” means any of the following Contracts:

(i)       any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company or any of its Subsidiaries;

(ii)       any (A) Contract containing any covenant or other provision restricting the right of the Company or any of its Subsidiaries (or that would, following the consummation of the Merger, restrict the right of the Surviving Corporation or any of its Affiliates) to engage in any line of business or in any business, in any geography, with any Person or (B) Contract containing any material “most favored nation”, “exclusivity” or similar provisions;

(iii)       relates to the acquisition or disposition of any business, assets, or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $20,000,000 (A) that was entered into after December 31, 2021 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $5,000,000 after the date hereof (in each case, excluding acquisitions or dispositions of receivables related to, or economic participations in, loans or non-recourse cash advances conducted in the ordinary course of business);

(iv)       any Contract (A) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2024 is expected to be, one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable or (B) with any counterparty of the Company or any of its Subsidiaries who, in the year ended December 31, 2024 is expected to be, one of the 10 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable in each case of clause (A) and (B) excluding any purchase orders and statements of work entered into in the ordinary course of business consistent with past practice;

(v)       any Contract evidencing indebtedness for borrowed money by the Company or any Subsidiary of the Company in excess of $5,000,000 (excluding intercompany loans between the Company and any of its wholly owned Subsidiaries or between any wholly owned Subsidiaries of the Company);

(vi)       any Contract that (A) involves a joint venture, partnership, strategic alliance, profit sharing, or similar agreement or (B) provides for the Company or its Subsidiaries to indemnify or hold harmless any other Person entered into outside of the ordinary course of business that would reasonably be expected to impose on the Company or any of its Subsidiaries a liability in excess of $1,000,000 (excluding any Contract entered into in the ordinary course of business containing revenue share arrangements with third-party partners lead generation and/or affiliate marketing-related business activities);

(vii)       any Contract that contains covenants limiting in any material respect the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material real or personal assets or businesses of the Company or any of its Subsidiaries;

(viii)       any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2,000,000 (other than the Company Stock Plans);

(ix)       any Contract between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or Affiliates (other than the Company and its Subsidiaries) of the Company and Subsidiaries, on the other hand (other than Contracts with respect to compensation payable to officers and directors);

(x)       any IP Contract;

(xi)       any settlement, conciliation or similar Contract pursuant to which the Company or any of its Subsidiaries will have any material outstanding monetary or other material obligation after the date of this Agreement;

(xii)       any material Contract with a Governmental Authority;

(xiii)       any Advisory Contract which is material to the Company and its Subsidiaries, taken as a whole;

(xiv)       any Labor Agreement;

(xv)       any Lease;

(xvi)       any Contract with a Bank Partner;

(xvii)       any Contract that contains any obligation of the Company or any of its Subsidiaries to purchase or repurchase any loans (other than Contracts disclosed pursuant to (xviii) below entered into in connection with any securitization, forward flow, account purchase, loan financing, warehouse financing or other similar financing agreement, to the extent that the Company may have rights or obligations to purchase or repurchase such loans or other receivables (or rights therein) under such Contracts);

(xviii)       any Contract in respect of any securitization, forward flow, account purchase, loan financing, warehouse financing or other similar financing agreement to which the Company or any of its Subsidiaries are a party (including, for the avoidance of doubt, involving any special purpose vehicle, variable interest entity or similar entity which was formed by the Company or its Subsidiaries to engage, directly or indirectly, in any such arrangements); and

(xix)       any Contract in respect of interest rate, credit, currency or other swaps, hedges or similar derivative arrangements.

(uuu) “NYSE” means the New York Stock Exchange.

(vvv) “Open Source Software” means any Software that is licensed pursuant to (i) any license that is an “open source”, “copyleft” or analogous license (including any license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) or

(ii) any license under which Software is licensed as “free software” or “open source software” by the Free Software Foundation.

(www) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(xxx)       “Other Required Regulatory Approvals” means the approvals set forth in Section 7.1(b) of the Company Disclosure Letter.

(yyy) “Out-of-the-Money Company Option” means a Company Option (whether vested or unvested) with an exercise price per share that is equal to or greater than the Company Common Stock Closing Price.

(zzz) “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

(aaaa) “Parent Material Adverse Effect” means any change, circumstance, event, effect or development that (A) individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (B) would reasonably be expected to prevent the consummation by Parent or Merger Sub of the Merger prior to the Termination Date; provided, that, for the purposes of clause (A), none of the following, and no conditions, circumstances, changes, events, effects or developments to the extent arising out of or resulting from the following will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred (in each case, subject to the limitations set forth below):

(i)       general economic conditions, or conditions in the global, international, United States or regional economy generally or general political, regulatory or legislative conditions globally, internationally, in the United States or regionally;

(ii)       conditions in the equity, credit, debt, securities, financial, currency or capital markets, including (A) changes in interest rates; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)       general conditions in the industries in which Parent and its Subsidiaries conduct business;

(iv)       any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Authority), terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v)       earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs and other comparable force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi)       the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Parent and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any such resulting employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 4.3 or to any other representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions);

(vii)       any action taken or refrained from being taken, in each case pursuant to the express written request of the Company;

(viii)       changes or proposed changes in GAAP or other applicable accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(ix)       any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by an applicable Governmental Authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(x)       any changes in the price or trading volume of Parent Common Stock or any other publicly traded securities of Parent or to Parent’s credit ratings, in each case in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xi)       any failure by Parent and its Subsidiaries to meet (A) any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xii)       any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and

(xiii)       the identity of, or any facts or circumstances specifically relating to, the Company;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), to the extent that such conditions, changes, events, effects or developments have had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

(bbbb) “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

(cccc) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants, rights of way (unrecorded and of record) and similar liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property; (vii) any non-exclusive license, non-exclusive option or other non-exclusive contractual obligation with respect to, any Intellectual Property entered into in the ordinary course of business; (viii) statutory, common Law or contractual liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (ix) liens (or other similar encumbrances) to the extent expressly and specifically disclosed on the consolidated balance sheet of the Company for the quarterly period ended June 30, 2024; (x) liens under the Existing Credit Facility and other documents ancillary thereto or executed in connection therewith; (xi) liens set forth on Section 1.1(cccc) of the

Company Disclosure Letter; and (xii) any other liens that, individually or in the aggregate, do not adversely affect in any material respect the current use or value of the applicable property.

(dddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eeee) “Private Placement Warrant” means, prior to the Effective Time, a warrant to purchase shares of Company Common Stock issued pursuant to the Private Placement Warrants Purchase Agreement (as described in the Warrant Agreement).

(ffff) “Proprietary Software” means all Software owned by the Company or any of its Subsidiaries.

(gggg) “Public Warrant” means, prior to the Effective Time, a warrant to purchase shares of Company Common Stock issued under the Warrant Agreement (other than a Private Placement Warrant).

(hhhh) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks and Internet domain names); and (iii) registered Copyrights and applications for Copyright registration.

(iiii) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

(jjjj) “Sanction(s)” means any applicable economic or trade sanctions Law, embargo, or restrictive measure administered or enforced by the United States government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union and enforced by its member states, His Majesty’s Treasury or any other relevant sanctions authority.

(kkkk) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(llll) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(mmmm) “Securities Act” means the Securities Act of 1933.

(nnnn) “Security Incident” means any (i) cybersecurity incident, breach of security, phishing incident, or ransomware or malware attack affecting any Computer System or (ii) incident in which Trade Secrets or Personal Information in the possession of the Company or any of its Subsidiaries was or may have been accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was transmitted, possessed, or controlled by the Company or any of its Subsidiaries or by another Person on their behalf).

(oooo)       “Software” means all computer software, applications and software code (in any format, including object code or source code), computer programs, interfaces, firmware, modules, software implementations of algorithms, models and methodologies, databases and compilations of data, whether machine readable or otherwise, and all related documentation and materials.

(pppp) “SPAC Business Combination Agreement” means the Agreement and Plan of Merger, dated as of February 11, 2021, by and among the Company (formerly Fusion Acquisition Corp.), ML Merger Sub Inc., a Delaware corporation and MoneyLion Inc., a Delaware corporation (i.e., “Old MoneyLion”), as amended by that certain Amendment No. 1, dated as of June 28, 2021, as further amended by that certain Amendment No. 2, dated as of September 4, 2021.

(qqqq) “Specified Holders” means each of Diwakar Choubey, Richard Correia, Timmie Hong, Rohit D’Souza and Edison Partners VIII, LP.

(rrrr) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(ssss) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction first made after the date of this Agreement that did not result from a breach of Section 5.3 on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers relevant and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(tttt) “Tax” means (A) any federal, state, local, or non-U.S. income, sales and use, ad valorem, capital stock, stamp, employment, transfer, excise, franchise, net income, gross receipt, value added, production, business and occupation, disability, intangible, severance, payroll, real and personal property, alternative or minimum add on or withholding tax or other tax, charge, fee, levy, tariff, or assessment, in each case, in the nature of a tax, imposed by any Governmental Authority, in each case, whether disputed or not and together with any interest, additions, fines, deficiencies, or penalties with respect thereto (or in lieu thereof), (B) any liability for, or in respect of the payment of, any amount of a type described in clause (A) of this definition as a result of having been a member of a consolidated, combined, affiliated, unitary, or other group for tax purposes, and (C) any liability for, or in respect of the payment of, any amount described in clauses (A) or (B) of this definition as a transferee or successor, by Contract, by operation of Law, or otherwise.

(uuuu) “Tax Return” means any return, declaration, report, statement, election, information return, claim or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vvvv) “Trade Secrets” means all trade secret rights and corresponding rights in confidential business and technical information, including ideas, know-how, concepts, methods, processes, formulae, customer and supplier lists and business and marketing plans and proposals, and data.

(wwww) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) by a holder of Company Securities (in their capacity as such or in a derivative capacity) relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement or the Transactions.

(xxxx) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(yyyy) “Vested Company RSUs” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof or as otherwise permitted by this Agreement and Section 5.2(c) of the Company Disclosure Letter, in each case, as a result of the consummation of the Transactions.

(zzzz) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

(aaaaa) “Warrant Agreement” means the Warrant Agreement, dated June 25, 2020, by and between the Company (formerly Fusion Acquisition Corp.) and Continental Stock Transfer & Trust Company.

(bbbbb) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement.

1.2       Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2025 Notes Refinancing	6.19
Agreement	Preamble

Term	Section Reference
Alternative Acquisition Agreement	5.3(b)
Annual Bonus Plan	6.10(c)
Anti-Corruption Laws	3.24
Anti-Money Laundering Laws	3.25
Capitalization Date	3.7(a)
Cash Consideration	2.7(a)(ii)
Certificate of Merger	2.2
Change in Control	6.10(e)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Company	Preamble
Company 401(k) Plan	6.10(g)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(e)(i)
Company Broker-Dealer Subsidiary	3.26(a)
Company Disclosure Letter	Article III
Company Permits	3.20(b)
Company Related Parties	8.3(e)(i)
Company RIA Subsidiary	3.26(b)
Company SEC Documents	Article III
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Consent Actions	6.1(b)
Continuation Period	6.10(a)
Converted RSU	2.8(b)(ii)
Copyrights	1.1(kkk)
CVR	2.7(a)(ii)
CVR Agreement	Recitals
CVR Rights Agent	Recitals
D&O Insurance	6.9(c)
Data Protection Requirements	3.21(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(d)
Excluded Benefits	6.10(a)
Financial Regulatory Approvals	3.6
Foreign Employee Plan	3.18(f)
Frozen Share	2.7(e)
Go-Shop Period	5.3(a)
Indemnified Person	6.9(a)

Term	Section Reference
Indemnified Persons	6.9(a)
Insurance Policies	3.23
IP Contracts	3.16(d)
Loans	3.27(a)
Marks	1.1(kkk)
Maximum Premium	6.9(c)
Merger	Recitals
Merger Consideration	2.7(a)(ii)
Merger Sub	Preamble
MLWIAA	6.22
Multiemployer Plan	3.18(b)
Nasdaq	4.7(b)
New Plan	6.10(b)
No Shop Period Start Date	5.3(a)
Notice Period	5.3(d)(ii)(B)
Old Plan	6.10(b)
Other Required Company Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent 401(k) Plan	6.10(g)
Parent Disclosure Letter	Article IV
Parent SEC Documents	Article IV
Party	Preamble
Patents	1.1(kkk)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff	6.18
Payoff Amount	6.18
Per Share Price	2.7(a)(ii)
Personal Information	3.21
Pre-Closing Bonus	6.10(c)
Privacy Laws	3.21(a)
Proxy Statement	6.3(a)
Registration Statement	6.3(a)
Requisite Stockholder Approval	3.4
Sanctioned Persons	3.25
Special Warrant Exercise	2.7(d)
Surviving Corporation	2.1
Termination Date	8.1(c)
Trust Indenture Act	4.4
Unvested Company RSU	2.8(b)(ii)
Vested Equity Award Consideration	2.8(d)
Vested Option Consideration	2.8(a)(i)
Vested RSU Consideration	2.8(b)(i)
Vested Share Price PSU Consideration	2.8(d)

Term	Section Reference
Voting Agreements	Recitals

1.3       Certain Interpretations.

(a)       When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)       When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)       Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)       The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)       When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)       The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase.

(g)       The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Schedule (including the Company Disclosure Letter and the Parent Disclosure Letter) or Exhibit to this Agreement but not otherwise defined therein, shall have the meaning ascribed to such terms in this Agreement.

(h)       When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(i)       Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j)       Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on any Exhibit or Schedule hereto, all amendments, modifications and supplements thereto must also be listed on the appropriate Exhibit or Schedule.

(k)       Unless specified otherwise, all accounting terms used herein will be interpreted in accordance with GAAP.

(l)       The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)       The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year, as applicable (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)       The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)       Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.dfinsolutions.com; (ii) delivered or provided to Parent or its Affiliates or their respective Representatives who are involved in the negotiation of the Transactions; or (iii) filed or furnished on the SEC’s EDGAR system, in each case at any time prior to the execution and delivery of this Agreement.

(p)       All references to time shall refer to New York City time unless otherwise specified.

Article II
THE MERGER

2.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2       The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3       The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4       Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5       Certificate of Incorporation and Bylaws.

(a)       Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit C attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.9(a)).

(b)       Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.9(a)).

2.6       Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7       Effect on Capital Stock.

(a)       Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)       each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)       each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Frozen Shares and Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive (A) cash in an amount equal to $82, without interest thereon (the “Per Share Price”, and such consideration, the “Cash Consideration”) and (B) one contingent value right issued by Parent subject to and in accordance with the CVR Agreement (a “CVR”) (the consideration contemplated by subclauses (A) and (B), together, the “Merger Consideration”), in accordance with the provisions of Section 2.9; and

(iii)       each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent, in each case, as of immediately prior to the Effective Time will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor (clauses (A) and (B), collectively, the “Owned Company Shares”).

(b)       Adjustment to the Merger Consideration. The Merger Consideration will be adjusted equitably to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)       Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (or, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder or beneficial owner (collectively, the “Dissenting Company Shares”) will not be converted into the right to receive any portion of the Merger Consideration pursuant to this Section 2.7, and holders (or, to the extent applicable, beneficial owners) of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder or beneficial owner fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder or beneficial owner fails to perfect or effectively withdraws or loses such rights, each Dissenting Company Share held by such holder or beneficial owner will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Dissenting Company Share in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(d)       Common Stock Warrants. At the Effective Time, each outstanding Common Stock Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a Common Stock Warrant exercisable for Company Common Stock and shall become a Common Stock Warrant exercisable (in accordance with the terms of the Warrant Agreement including Section 4.4 (Replacement of Securities upon Reorganization, etc.) and Section 4.6 (No Fractional Shares) thereof), for the Merger Consideration (with respect to each fraction of a share of Company Stock underlying such Common Stock Warrant) that such holder would have received if such Common Stock Warrant had been exercised by paying the exercise price in respect thereof in cash immediately prior to the Effective Time; provided, for clarity, that no fraction of a CVR will be issued. If a Registered Holder (as defined in the Warrant Agreement) properly exercises a Common Stock Warrant within 30 days following the public disclosure of the consummation of the Merger by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price (as defined in the Warrant Agreement) shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the Warrant Agreement) minus (B) the Black-Scholes Warrant Value (as defined in the Warrant Agreement) (such exercise, the “Special Warrant Exercise”).

(e)       Frozen Shares. Notwithstanding anything to the contrary set forth in this Agreement, each share of Company Common Stock with respect to which a no transfer order has been placed with the Company’s transfer agent as of the date hereof that remains in place immediately prior to the Effective Time (each, a “Frozen Share”) will not be converted into the right to receive the Merger Consideration pursuant to this Section 2.7, and holders (or, to the extent applicable, beneficial owners) of such Frozen Shares will not be entitled to receive payment in respect of any such Frozen Shares unless and until the no transfer order with respect to such Frozen

Shares has been released by the Company, Surviving Corporation or Parent, as applicable, either voluntarily or pursuant to a permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction. If, after the Effective Time, the no transfer order with respect to any Frozen Share is so released to a holder other than the Surviving Corporation, each such Frozen Share will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration and the Surviving Corporation shall remain liable for payment of the Merger Consideration (without any interest thereon) for such Frozen Share in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of any Frozen Share will cease to have any rights with respect thereto, except as provided in the immediately preceding sentence. Any Frozen Share that is not so released shall be treated as an Owned Company Share hereunder.

2.8       Equity Awards and Company ESPP.

(a)       Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)       In-the-Money Company Options. Each In-the-Money Company Option shall be cancelled and converted into the right to receive (A) an amount in cash, without interest thereon, equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such In-the-Money Company Option as of immediately prior to the Effective Time by (2) the excess, if any, of the Per Share Price over the exercise price per share of such In-the-Money Company Option and (B) one CVR in respect of each share of Company Common Stock subject to such In-the-Money Company Option as of immediately prior to the Effective Time (the “Vested Option Consideration”), in each case, subject to applicable withholding Taxes.

(ii)       Out-of-the Money Company Options. Each Out-of-the-Money Company Option shall be forfeited and cancelled for no consideration.

(b)       Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)       Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration”), subject to applicable withholding Taxes.

(ii)       Unvested Company RSUs. Each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be assumed by Parent and converted into a restricted stock unit award (each such restricted stock unit, a “Converted RSU”) with respect to a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of shares of Company Common Stock subject to the Unvested Company RSU immediately prior to the Effective Time by (B) the Equity Award Conversion Ratio. Except as otherwise provided in this Section 2.8(b)(ii), each Converted RSU assumed and converted pursuant to this Section 2.8(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time.

(c)       Company Annual PSUs. At the Effective Time, each Company Annual PSU outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and converted into an award of Converted RSUs with respect to a number of shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Annual PSU immediately prior to the Effective Time (with the performance-based vesting condition that applied to the Company Annual PSU immediately prior to the Effective Time deemed attained based on actual performance through the Effective Time in accordance with the applicable award agreement) by (ii) the Equity Award Conversion Ratio. Except as otherwise provided in this Section 2.8(c), each Converted RSU assumed and converted pursuant to this Section 2.8(c) shall continue to have, and shall be subject to, the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) as applied to the corresponding Company Annual PSU immediately prior to the Effective Time.

(d)       Company Share Price PSUs. At the Effective Time, each Company Share Price PSU outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, vest to the extent set forth in the applicable award agreement relating to such Company Share Price PSU and be cancelled and converted into the right to receive the Merger Consideration in respect of each vested share of Company Common Stock subject to such Company Share Price PSU (with the applicable performance conditions deemed achieved based on the Company Common Stock Closing Price in accordance with the applicable award agreement) (the “Vested Share Price PSU Consideration” and, together with the Vested Option Consideration and the Vested RSU Consideration, the “Vested Equity Award Consideration”), subject to applicable withholding. Any Company Share Price PSU (or portion thereof) that does not vest on the Effective Time in accordance with its terms based on the Company Common Stock Closing Price shall be forfeited and cancelled for no consideration as of the Effective Time.

(e)       Payment Procedures. As promptly as reasonably practicable following the Closing, the holders of In-the-Money Company Options, Vested Company RSUs and Company Share Price PSUs shall be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, the Vested Equity Award Consideration with respect to In-the-Money Company Options, Vested Company RSUs and Company Share Price PSUs, respectively, that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.11.

(f)       Assumption of Company Stock Plans. As of the Effective Time, Parent shall assume all Company Stock Plans under which any Unvested Company RSUs or Company

Annual PSUs were issued and the corresponding Converted RSUs, except that (i) the shares of Company Common Stock covered by such awards will be shares of Parent Common Stock, (ii) all references to a number of shares of Company Common Stock shall be amended to refer to shares of Parent Common Stock (with appropriate adjustments to the number and type of shares), and (iii) all references to the Company Board (or a committee thereof) shall be amended to be references to the Board of Directors of Parent (or the applicable committee thereof).

(g)       Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP to provide that (i) no offering or purchase period under the Company ESPP will be authorized or commenced on or after the date hereof, and (ii) the Company ESPP will terminate effective as of (and subject to the occurrence of) the Effective Time.

(h)       Further Actions. The Company shall take all action necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9       Exchange of Company Common Stock.

(a)       Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into (or cause to be entered into) a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)       Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds to the account designated by the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate Cash Consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent, to the extent the Company or any of its Subsidiaries has unrestricted cash denominated in United States dollars and held in United States bank accounts of the Company and its Subsidiaries available therefor, deposit with the Payment Agent at the Closing such portion of such aggregate Cash Consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request; provided further, for the avoidance of doubt, that the foregoing shall not limit in any respect Parent’s obligation to fund (or cause to be funded) the payment of all amounts payable pursuant to this Article II at the Closing by the Company, Parent or Merger Sub. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, immediately replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c)       Payment Procedures. Promptly following the Effective Time, each holder of record of shares of Company Common Stock as of immediately prior to the Effective Time (other than Owned Company Shares, Frozen Shares and Dissenting Company Shares, as applicable), upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange for such holder’s shares of Company Common Stock the Merger Consideration in respect of the shares of Company Common Stock held of record by such Person, and the transferred shares of Company Common Stock will be cancelled. No interest will be paid or accrued for the benefit of holders of shares of Company Common Stock on the Merger Consideration payable upon the surrender thereof pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding shares of Company Common Stock will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to Section 2.7.

(d)       DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with (i) the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares, Frozen Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Per Share Price and (ii) the CVR Rights Agent (as defined in the CVR Agreement) with the objective that the CVR Rights Agent will (A) record (in the name(s) of the appropriate holder(s) of record of the CVRs) an aggregate number of CVRs equal to the aggregate number of CVRs to be issued pursuant to Section 2.7 and Section 2.8 and (B) when required pursuant to the CVR Agreement, deliver to such holder(s) the CVRs, via book-entry positions.

(e)       Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the transferred shares of Company Common Stock is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares of Company Common Stock transferred or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f)       No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Person will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)       Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation or another Subsidiary of Parent, as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore transferred their shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such shares of Company Common Stock five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10       No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11       Required Withholding. Each of the Payment Agent, Parent, the Company, Merger Sub, the Surviving Corporation and any other applicable withholding agent hereunder or under the CVR Agreement (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement or the CVR Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to which such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the publicly available forms, reports, statements, schedules, certifications and other documents filed or furnished by the Company with the SEC on or after January 1, 2022 and publicly available at least two Business Days prior to the date of this Agreement (the “Company SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents to the extent of a nature addressing future developments (and not factual and/or historical matters)); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1       Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s Organizational Documents, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

3.2       Corporate Power; Enforceability. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3       Company Board Approval; Opinion of Financial Advisor; Anti-Takeover Laws.

(a)       Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, and consummate the Transactions upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL, subject to the right of the Company Board to withdraw or amend such recommendation upon the terms set forth herein; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (clauses (i) through (iii), collectively, the “Company Board Recommendation”).

(b)       Opinion of Financial Advisor. Prior to execution of this Agreement, the Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)       Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.10, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to the Transactions.

3.4       Requisite Stockholder Approval. (a) The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting, voting as a single class (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Transactions.

3.5       Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b)  do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6       Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NYSE; (iv) compliance with any applicable requirements of the HSR Act; (v) the Governmental Authorizations set forth in Section 3.6 and Annex 3.6(c)(v) of the Company Disclosure Letter (collectively, the “Financial Regulatory Approvals”); (vi) the filing of amendments to the Uniform Application for Investment Adviser Registration of Form ADV for the Company RIA Subsidiary and amendments to the Uniform Application for Broker-Dealer Registration on Form BD for the Company Broker-Dealer Subsidiary following the consummation of the Transactions; and (vii) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7       Company Capitalization.

(a)       Capital Stock. The authorized capital stock of the Company consists of 66,666,666 shares of Company Common Stock and 200,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on December 6, 2024 (such time and date, the “Capitalization Date”), (A) 11,287,532 shares of Company Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in clauses (i) through (v) of the second sentence of Section 3.7(b)); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 62,571 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)       Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 3,635,941 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 489,736 shares of Company Common Stock with a weighted average exercise price of $33.42 per share; (ii) 725,632 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 301,188 shares of Company Common Stock subject to outstanding Company Annual PSUs (assuming applicable performance conditions are satisfied at maximum levels); (iv) 183,144 shares of Company Common Stock subject to outstanding Company Share Price PSUs (assuming applicable performance conditions are satisfied at maximum levels); and (v) 853,329 shares of Company Common Stock subject to Common Stock Warrants. No offering period or purchase period has ever commenced under the Company ESPP. No Company Earn Out Shares have been issued as of the Capitalization Date. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock or any other Company Securities, other than shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs, Company Annual PSUs and Company Share Price PSUs (in each case in accordance with the terms of such awards), in each case that were outstanding as of the Capitalization Date. No Triggering Event (as defined in the SPAC Business Combination Agreement) has occurred with respect to the Company Earn Out Shares or will occur as a result of the Transactions.

(c)       Company Equity Awards. Section 3.7(c) of the Company Disclosure Letter, which will be delivered within five days of the date hereof, will set forth a true, correct and complete list of the Company Equity Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Equity Award, the name of the holder of such Company Equity Award, the number of shares of Company Common Stock underlying such Company Equity Award (in the case of Company Annual PSUs or Company Share Price PSUs, assuming maximum-level achievement of performance goals), the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), and, with respect to each Company Option, the per share exercise price of such Company Option and the expiration date and whether any Company Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Code). Each Company Option (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans and (B) has an exercise price or reference price per share equal to or greater than the fair market value of a share on the date of such grant.

(d)       Company Securities. Except as set forth in Sections 3.7(a) and (b), or issued after the date of this Agreement in compliance with Section 5.2(c), there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or securities convertible into, exchangeable for or measured by reference to such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e)       Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, registration rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of the Company or any of its Subsidiaries on any matter.

(f)       Securities Law. No issued and outstanding shares of Company Common Stock have been issued in violation of any applicable securities Law.

3.8       Subsidiaries.

(a)       Section 3.8(a) of the Company Disclosure Letter sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary.

(b)       Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock and equity interests of each direct or indirect Subsidiary of the Company. All of such capital stock of any such Subsidiary is so owned by the Company or a wholly owned Subsidiary of the Company free and clear of any liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

(d)       Other than capital stock or equity interests owned by the Company or a wholly owned Subsidiary of the Company, no Subsidiary of the Company has any Company Securities (with references to the Company in such definition of Company Securities being deemed, for the purpose of this Section 3.8(d), to be references to each such Subsidiary).

3.9       Company SEC Documents. Since January 1, 2022, the Company and its Subsidiaries have furnished or filed, as applicable, all forms, reports, statements, schedules, certifications and other documents with the SEC that have been required to be furnished or filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing on the date of such amended or superseding filing or furnishing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date that such Company SEC Document was filed or furnished, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.10       Company Financial Statements; Internal Controls.

(a)       Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed under GAAP or pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(b)       Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to, and as required by Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses or significant deficiencies identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2023 (nor has any such material weakness or significant deficiency been identified since such date through the date hereof). The Company is in compliance in all material respects with the applicable listing and other requirements of NYSE.

(c)       Internal Controls. Since December 31, 2021 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting of the Company or any of its Subsidiaries; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting of the Company or any of its Subsidiaries.

3.11       No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) to the extent specifically and adequately reflected or reserved against in the Audited Company Balance Sheet or in the subsequent consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or executory obligations under existing Contracts that are not liabilities for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law; (c) incurred since June 30, 2024 in the ordinary course of business (none of which is a liability for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law); and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12       Absence of Certain Changes.

(a)       Since December 31, 2023 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Sections 5.2(a), 5.2(b), 5.2(e), 5.2(h), 5.2(i), 5.2(j), 5.2(l), 5.2(m), 5.2(n), 5.2(o), 5.2(p), 5.2(q) or 5.2(u) (solely as it relates to the foregoing clauses) if such action had been taken after the date of this Agreement.

(b)       Since December 31, 2023 through the date hereof, there has not been any effect, circumstance, event, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13       Material Contracts.

(a)       List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b)       Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, the other party thereto, and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would (i) constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, (ii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iii) give any Person the right to cancel, terminate or modify in a manner adverse to the Company or its Subsidiaries any Material Contract except, in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party. The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all Material Contracts required to be identified in Section 3.13(a) of the Company Disclosure Letter, including all amendments thereto, as in effect as of the date of this Agreement.

3.14       Real Property. Neither the Company nor any of its Subsidiaries currently owns, or has owned, any land, buildings or other real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a)  the Company and its Subsidiaries have a good and valid leasehold interest in all of their Leased Real Property, free and clear of all liens (except for Permitted Liens); (b) each Lease is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; (c) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Leases is in breach or default under any of the Leases, beyond any applicable grace periods, and no event has occurred or circumstances exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination of, or the modification or acceleration of rent under any Lease; (d) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (e) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of addresses of all Leased Real Property and a true and complete list of all Leases for each such Leased Real Property.

3.15       Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance with all applicable Environmental Laws, (ii) since December 31, 2021 to the date of this Agreement (or earlier if unresolved), no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (iv) there has been no release, treatment, storage, manufacture, distribution, marketing, sale, disposal or the arrangement for the disposal of, or exposure of any Person to, any Hazardous Substances or products containing Hazardous Substances, including on Real Property owned or operated by the Company or any of its Subsidiaries so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16       Intellectual Property.

(a)       Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all registrations of such Company Registered Intellectual Property are subsisting and, to the Knowledge of the Company, valid and enforceable, and all applications for such Company Registered Intellectual Property are validly applied-for and subsisting and (ii) the Company and each of its Subsidiaries have maintained all Company Owned Intellectual Property in the ordinary course consistent with reasonable business practices.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Owned Intellectual Property is subject to any pending or written threat of Legal Proceeding or outstanding legal order to which the Company or any of its Subsidiaries is a named party challenging or restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) exclusively owns and has good and valid legal right, title and interest to each item of Company Owned Intellectual Property and (ii) owns, or is licensed or otherwise possesses sufficient rights to use, all Intellectual Property used in or necessary to their businesses, as currently conducted, in each case of the foregoing clauses (i) and (ii), free and clear of any liens (other than Permitted Liens).

(d)       Section 3.16(d) of the Company Disclosure Letter sets forth a true and correct list of all Contracts material to the Company and its Subsidiaries, taken as whole: (i) pursuant to which the Company or any of its Subsidiaries receives or is granted a right or license to use the Intellectual Property of a third Person, or for the development of any Intellectual Property, other than any (A) non-disclosure and similar confidentiality agreements entered into in the ordinary course of business; (B) non-exclusive licenses to generally commercially available off-the-shelf software and technology entered into in the ordinary course of business; (C) agreements with employees, contractors or consultants of the Company or any of its Subsidiaries entered into in the ordinary course of business; and (D) Open Source Software licenses; (ii) pursuant to which the Company or any of its Subsidiaries grants to a third Person any right or license to use any Company Owned Intellectual Property other than any (A) non-disclosure and similar confidentiality agreements entered into in the ordinary course of business and (B) non-exclusive licenses, non-exclusive options or other non-exclusive contractual obligations with respect to any Intellectual Property entered into in the ordinary course of business; (iii) that restrict the Company or any of its Subsidiaries from using, registering or enforcing any Company Owned Intellectual Property in any material respect; or (iv) entered into to settle any Intellectual Property-related dispute, such as settlement agreements, co-existence agreements, and covenant not to sue agreements (all such Contracts, the “IP Contracts”).

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (including unsolicited offers to license patents) against the Company or any of its Subsidiaries and (ii) during the prior two year period, neither the Company nor any of its Subsidiaries has sent or received any written notice to or from any Person, in each case, alleging infringement, misappropriation or violation any Intellectual Property or challenging the ownership, registrability, validity or enforceability of any Company Owned Intellectual Property.

(f)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the prior two-year period (but, with respect to Patents, prior six-year period) has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (ii) no Person is infringing, misappropriating or violating, or in the prior two-year period has infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property.

(g)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries maintains commercially reasonable practices designed to maintain, preserve and protect all confidential Company Owned Intellectual Property, including the confidentiality of Trade Secrets and any other confidential information owned by it, (ii) to the Knowledge of the Company, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have developed any material Intellectual Property for or on behalf of the Company or any such Subsidiary have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s rights, title and interest in and to such Intellectual Property (except to the extent such rights in and to such developed Intellectual Property have vested automatically in the Company or one of its Subsidiaries by operation of Law) and provide for the confidentiality and non-disclosure of any Trade Secrets or other confidential information provided or otherwise made available to such Persons, and, to the Knowledge of the Company, no Person is in breach of any such agreement.

(h)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Proprietary Software uses any Open Source Software that, pursuant to the terms of the Open Source Software’s applicable license: requires (or purports to require) the Company or any of its Subsidiaries to (A) distribute or otherwise make available the source code for any Proprietary Software; (B) license any Proprietary Software for the purposes of making derivative works thereof; (C) license the source code of any Proprietary Software at no cost; or (D) grant any rights or immunities in, to or under any Company Owned Intellectual Property; (ii) each of the Company and its Subsidiaries is and has been, in the prior two-year period, in compliance with the terms and conditions of all licenses for such Open Source Software; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received a written notice from any Person to disclose, distribute or license any source code from any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

(i)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no source code forming part of the Company Owned Intellectual Property has been delivered, disclosed, released, made available or licensed by the Company or any of its Subsidiaries (and no Person has agreed to deliver, disclose, release, make available or license such source code under any circumstance) to any third party (other than any employee, consultant or independent contractor of the Company or any of its Subsidiaries within the scope of their engagement with the Company or its applicable Subsidiary, and subject to reasonable confidentiality obligations); (ii) no Person, other than the Company and its Subsidiaries, is in possession of any such source code or has been granted any license or other right with respect therein or thereto (other than any employee, consultant or independent contractor of the Company or any of its Subsidiaries within the scope of their engagement with the Company or its applicable Subsidiary, and subject to reasonable confidentiality obligations); (iii) neither the Company nor any of its Subsidiaries is under an obligation to deliver, disclose, release, make available or license the source code for any Company Owned Intellectual Property to any escrow agent; and (iv) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code owned by the Company or any of its Subsidiaries be delivered, disclosed, released, made available or licensed to any third party.

3.17       Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)

(i)       Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete;

(ii)       the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by it (whether or not shown as due on any Tax Return);

(iii)       the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements;

(iv)       each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other Persons (and timely paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld and timely and accurately complied with all reporting and record keeping requirements related thereto;

(v)       neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax or otherwise applicable to any Tax Return, which waiver or extension remains in effect, and no written request for any such waiver or extension is currently pending; neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax authority applied for and granted in the ordinary course of business) within which to file any Tax Return, which extension remains in effect; and

(vi)       there is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open; no audits, examinations, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing; no written claim that remains outstanding has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, such that the Company or such Subsidiary is or may be subject to that type of taxation by, or required to file that type of Tax Return in, that jurisdiction; and there are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(b)       Neither the Company nor any of its Subsidiaries has claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act (Pub. L. 116-127).

(c)       In the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a distribution of stock intended to qualify, in whole or in part, for tax-free treatment under Section 355 or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law).

(d)       Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or arrangement, other than a customary commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) has been a member of a consolidated, combined, affiliated, unitary, or other group for Tax purposes (other than a group consisting solely of the Company and its Subsidiaries of which the Company is the common parent); or (iii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(e)       The Company is treated as a C corporation for U.S. federal and all applicable state and local income Tax purposes and has been at all times since the date of its formation; Section 3.17(e) of the Company Disclosure Letter lists the tax classification of each of the Company’s Subsidiaries for U.S. federal income Tax purposes and such Subsidiary’s jurisdiction of formation at all times in the last five years and no election is pending to change any of the foregoing.

(f)       Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Section 6707A(c)(2) of the Code or Treasury Regulation § 1.6011-4(b)(2) (or any analogous, comparable or similar provision of state, local or non-U.S. Law).

(g)       Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) gain recognition agreement, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (v) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law), (vi) installment sale or open transaction disposition made on or prior to the Closing Date or (vii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries will be required to include any inclusion under Section 965 of the Code for any taxable period (or portion thereof) ending after the Closing.

(h)       The Company is not and has not been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)       There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company and each of its Subsidiaries and the Company and each of its Subsidiaries are in compliance in all material respects with applicable Law relating to unclaimed property or escheat obligations.

3.18       Employee Benefits.

(a)       Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans (other than any equity award agreements on the Company’s standard form(s) of agreement provided to Parent that does not provide for single- or double-trigger vesting provisions, in which case only the applicable form of equity award agreement shall be listed, and any employment offer letter for non-officer employees of any Acquired Company and that does not provide for any severance or change of control benefits and are terminable on less than thirty days’ notice and agreements with consultants entered into in the ordinary course of business that are terminable on less than 30 days’ notice). Copies of the following materials have been delivered or made available to Parent (as applicable) (other than any equity award agreement on the Company’s standard form(s) of agreement provided to Parent that does not provide for single- or double-trigger vesting provisions, in which case only the applicable form of equity award agreement shall be delivered or made available, and any employment offer letter for non-officer employees of any Acquired Company and that does not provide for any severance and are terminable on less than thirty days’ notice and agreements with consultants entered into in the ordinary course of business that are terminable on less than thirty days’ notice): (i) true and complete copies of all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination or opinion letter from the IRS with respect to any of the Employee Plans, (iii) the most recent summary plan descriptions (summaries of material modifications thereto) and annual reports (including the most recent 5500 annual report and any applicable schedules or attachments thereto) with respect to any of the Employee Plans, (iv) all related insurance contracts or other funding arrangements with respect to any of the Employee Plans and (v) any non-routine correspondence with any Governmental Authority regarding any Employee Plans.

(b)       No Employee Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained, sponsored or participated in, or contributed to or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or an “employee pension benefit plan” that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). None of the Company, any of its Subsidiaries, or any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code; (ii) each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan; (iii) no Employee Plan is the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iv) all payments, reimbursements, distributions and/or contributions with respect to all Employee Plans either have been timely made (to the extent due) or have been made or properly accrued (to the extent not yet due) in accordance with the terms of the applicable Employee Plan and applicable Law; (v) the Employee Plans satisfy the minimum coverage, affordability and non-discrimination requirements under the Code; and (vi) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Plan.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company threatened on behalf of or against or otherwise with respect to any Employee Plan or, to the Knowledge of the Company, any third-party fiduciary or service provider thereof, other than routine claims for benefits.

(e)       None of the Company or any of its Subsidiaries have any current or potential obligation to provide and no Employee Plan provides post-termination, post-employment, post-ownership, post-service or retiree life insurance or health or other welfare benefits to any person, except (i) as required by Section 4980B of the Code or any similar U.S. state Law for which the covered Person pays the full premium cost of coverage or (ii) healthcare coverage through the end of the calendar month in which a termination of employment occurs. Neither the Company nor any of its Subsidiaries have incurred (whether or not assessed), nor could reasonably be expected to incur, any material Tax or material penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)       No material Employee Plan that is subject to the Laws of a jurisdiction outside of the United States, whether or not United States Law also applies (a “Foreign Employee Plan”), has material unfunded or underfunded liabilities that as of the Effective Time have not been accrued in accordance with GAAP. Each material Foreign Employee Plan required to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects. All employer and employee contributions required by Law or by the terms of such Foreign Employee Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices. No Foreign Employee Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA).

(g)       Except as would not reasonably be expected to result in material liability for the Company, each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h)       Neither the Company nor any of its Subsidiaries has any obligation to provide any Person with a Tax “gross-up” or similar “make-whole” payment for any Taxes, including those imposed under Section 409A or 4999.

(i)       None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Transactions could (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries to any severance pay or any other compensation or benefits payable or to be provided by the Company or any of its Subsidiaries, (ii) result in, or cause the accelerated vesting, payment, funding or deliver of, or increase the value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, (iii) limit or restrict the right of the Company to merge, amend, or terminate any Employee Plan, or (iv) result in any payment or benefit made by the Company or any of its Subsidiaries that could be characterized as a “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.19       Labor Matters.

(a)       Section 3.19(a) of the Company Disclosure Letter sets forth the following information for each employee of the Company or any of its Subsidiaries with annual compensation for 2023 (or reasonably expected for 2024) in excess of $200,000: (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) any estimated or target annual incentive compensation, including bonus or commission opportunity, (vi) exempt or non-exempt status, (vii) primary work location, (viii) active or inactive status including type of leave, start date and anticipated return date (if known), (ix) employing entity and (x) visa status (if applicable).

(b)       Neither the Company nor any of its Subsidiaries is party to or bound by any and Labor Agreement. There are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries, and none are currently being negotiated. No employees of the Company or any of its Subsidiaries are represented by a labor union, works council, group of employees or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company there are, and since December 31, 2021, there have been, no pending or threatened proceedings, campaigns or other activities to organize any of the employees of the Company or any of its Subsidiaries. There is, and since December 31, 2021, there has been, no actual or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, picketing, hand billing, material labor grievance, labor arbitration, unfair labor practice charge, or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(c)       The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices, including terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, restrictive covenants, pay transparency and unemployment insurance. Except as would not result in material liability for the Company and its Subsidiaries: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing, or within the past three years has provided, services to the Company or any of its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes.

(d)       The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations against any current or former director, officer, or employee of which the Company has Knowledge. With respect to each such allegation (except those the Company or its Subsidiaries reasonably deemed to not have merit), the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further sexual harassment or discrimination or retaliation. The Company and its Subsidiaries do not reasonably expect any such sexual harassment or discrimination or retaliation allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company or any of its Subsidiaries, that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

(e)       To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

3.20       Compliance with Laws.

(a)       (i) The Company and each of its Subsidiaries are, and since December 31, 2021, have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries and (ii) from December 31, 2021 to the date of this Agreement, the Company has not received any written notice or written communication or, to the Knowledge of the Company, oral notice or other communication, from any Governmental Authority of any noncompliance with any such Laws except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted (“Company Permits”), and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; (iii) from December 31, 2021 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice, cancellation, termination of any adverse modification from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved, (iv) to the Knowledge of the Company, no Company Permit upon its termination or expiration in the ordinary course will not be timely renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions and (v) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension restriction, adverse modification or termination of any Company Permit. Section 3.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (A) all Company Permits and (B) all pending applications for any Governmental Authorizations.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since December 31, 2021, in compliance with all applicable Consumer Protection Laws, including Laws related to consumer brokering, lending or leasing, servicing, deposit taking, electronic funds transfers, discriminatory lending, holding consumer assets, processing consumer payments, enforcing consumer loan documents, consumer advertising and disclosures, and unfair, deceptive, or abusive acts or practices. As of the date of this Agreement, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries (i) by any Governmental Authority or Bank Partner alleging any material violation of any Person’s rights under any such Consumer Protection Laws or (ii) by any other Person alleging any violation of any Person’s rights under any such Consumer Protection Laws, except, in each case, for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The offering documents used in connection with securitization transactions to which the Company or any of its Subsidiaries (including, for the avoidance of doubt, involving any special purpose vehicle, variable interest entity or similar entity which was formed by the Company or its Subsidiaries to engage, directly or indirectly, in any such arrangements) is a party in the three years prior to the date of this Agreement, as of their dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       The Company and its Subsidiaries maintain written consumer compliance management systems and programs designed to reasonably ensure compliance with applicable Consumer Protection Laws, including with respect to employee training. The Company has delivered or made available to Parent true and complete copies of all such written consumer compliance policies and procedures that are material to the Company and its Subsidiaries.

3.21       IT Systems and Data Privacy Matters.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in connection with the collection, storage, processing, transfer, distribution, disposal, use, or disclosure of any information that (i) can be used to directly or indirectly identify any individual or household or (ii) constitutes “personal information,” “personal data,” “personally identifiable information”, “protected health information” or similar terms as defined under Privacy Laws (as defined below) to which the Company or any of its Subsidiaries are subject (such information, collectively, “Personal Information”), in either case, by the Company or any of its Subsidiaries, the Company and its Subsidiaries are, and for the past two years, have been in compliance with (A) applicable Laws relating to the collection, retention, storage, protection, disclosure, transmission, disposal, or other processing of Personal Information or otherwise relating to data privacy, data security or data security breach notification requirements (“Privacy Laws”); (B) the Company’s and each of its Subsidiaries’ internal, employee-facing, public or externally-facing privacy policies and their own written procedures; and (C) the requirements of any Contract or industry standard (including the Payment Card Industry Data Security Standard) to which the Company or any of its Subsidiaries is bound with respect to Personal Information or otherwise relating to data privacy, data security or data security breach notification requirements (each of the foregoing clauses (A) through (C), collectively, “Data Protection Requirements”).

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take commercially reasonable measures designed to protect the privacy and security of the Personal Information collected, owned, or stored on, or processed by, the Computer Systems, or otherwise collected, owned, stored, used or processed by, or on behalf of, the Company and its Subsidiaries; (ii) to the Knowledge of the Company, in the past two years, neither the Company nor any of its Subsidiaries, nor the conduct of their businesses, has experienced or been subject to any Security

Incident; and (iii) neither the Company nor any of its Subsidiaries has received any written notices or complaints from any Person or been the subject of any Legal Proceeding with respect to any Security Incident or alleged non-compliance with any Data Protection Requirement.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) in the past two years, neither the Company nor any Subsidiary has received any governmental order or written notice against the Company or any Subsidiary regarding any actual or alleged non-compliance with or violation of any Data Protection Requirement; and (iii) no Person has, in the past two years, claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of Personal Information.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the execution nor the delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Protection Requirement, and (ii) the use of Personal Information by the Company and its Subsidiaries immediately following the Closing in substantially the same manner as such Personal Information was used by the Company and its Subsidiaries prior to the Closing will not result in a breach or violation of, or constitute a default under, any Data Protection Requirement.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, lease, license or otherwise have the right to use all Computer Systems currently necessary to the conduct of their businesses, and such Computer Systems are fully functional and are reasonably sufficient for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted, (ii) the Company and each of its Subsidiaries take commercially reasonable measures designed to protect the integrity of the Computer Systems in the operational control of the Company or any of its Subsidiaries and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, (iii) to the Knowledge of the Company, the Computer Systems in the operational control of the Company or any of its Subsidiaries do not contain malware or any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) that would reasonably be expected to interfere with the ability of the Company or any of its Subsidiaries to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information, (iv) in the past two years, with respect to any of the Computer Systems, there has not been any vulnerability, failure, breakdown, unavailability or outage that has caused a material disruption to the operations of the Company and its Subsidiaries, taken as a whole, that could reasonably be expected to present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information, or that are material to the Company and its Subsidiaries, taken as a whole, and have not been remedied or replaced in all material respects.

3.22       Legal Proceedings; Orders.

(a)       No Legal Proceedings. From December 31, 2021, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no Legal Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries.

(b)       No Orders. From December 31, 2021, neither the Company nor any of its Subsidiaries has been subject to any order, judgment, writ, injunction, decree, ruling or award of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Agreements with Regulatory Agencies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract with, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by a Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, neither the Company nor any of its Subsidiaries has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority, in each case, that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business other than those of general application to similarly situated companies in the financial services industries in which the Company and its Subsidiaries operate, nor has the Company or any of its Subsidiaries been advised in writing since December 31, 2021, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

(d)       Investigations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for a violation of any applicable Consumer Protection Laws, and, as of the date of this Agreement, there are no Actions pending or threatened in writing against the Company or any of its Subsidiaries (whether by a Governmental Authority or any other party) relating to compliance with applicable Consumer Protection Laws by the Company or, to the Knowledge of the Company, any third parties acting on its behalf. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except for routine examinations conducted by a Governmental Authority in the regular course of the business of the Company, no Governmental Authority has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2021, relating to compliance with applicable Consumer Protection Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unresolved violation asserted in writing by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

3.23       Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, cybersecurity, directors’ and officers’ liability and other casualty and liability insurance that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries (all such policies, the “Insurance Policies”). As of the date of this Agreement, all Insurance Policies are in full force and effect, all premiums due with respect to all such Insurance Policies have been paid, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24       Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director, employee or, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries has, since December 31, 2019, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anti-corruption or anti-bribery Laws (collectively, “Anti-Corruption Laws”). The Company and its Subsidiaries have in place internal controls reasonably designed to facilitate compliance in all material respects with all applicable Anti-Corruption Laws.

3.25       Sanctions. Neither the Company nor any of its Subsidiaries, nor any director, officer or employee thereof, nor, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries, is, or at any time since December 31, 2019, has been, an individual or entity that is or was (while working for or on behalf of the Company and its Subsidiaries) (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government or any Governmental Authority having jurisdiction over the Company or its Subsidiaries, (c) located, organized or resident in, or the government or any agency or instrumentality of the government of, a Designated Jurisdiction, or (d) 50% or more owned or, where relevant, controlled by any Person or Persons specified in (a), (b), and (c) above (together “Sanctioned Persons”). Neither the Company nor its Subsidiaries, nor any director, officer or employee thereof (in their capacities as such), or, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries (in their capacities as such and in connection with the business of the Company or its Subsidiaries), since December 31, 2019, (i) have been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions or Anti-Corruption Laws, (ii) to the Knowledge of the Company, have been subject to any allegation or investigation for possible violation of Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions, (iii) to the Knowledge of the Company, have been assessed civil penalties under any Anti-Money

Laundering Laws, Anti-Corruption Laws, or any Sanctions, (iv) to the Knowledge of the Company, have had any of its funds seized or forfeited in an action under any Anti-Corruption Laws or Anti-Money Laundering Laws or (v) to the Knowledge of the Company, have filed any voluntary or directed disclosures with any Governmental Authority regarding possible violations of Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions. To the Knowledge of the Company, the Company and its Subsidiaries, since December 31, 2019, have not, directly or indirectly, made any investment in, or engaged in any dealing or transaction with, whether directly or indirectly, any person in violation of any applicable Sanctions. The Company and its Subsidiaries have in place internal controls reasonably designed to facilitate compliance in all material respects with all applicable Sanctions.

3.26       Broker-Dealer and Investment Adviser Matters.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) MoneyLion Securities LLC (the “Company Broker-Dealer Subsidiary”) is, and at all times as required under applicable Law has been, duly registered as a broker-dealer with the SEC and each state and other jurisdiction in which it is required to be so registered, (ii) the Company Broker-Dealer Subsidiary is, and for the past three years has been, a member in good standing of FINRA and (iii) each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Company Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not suspended, revoked or rescinded and such registrations remain in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company Broker-Dealer Subsidiary nor any of its “associated persons” (as defined in the Exchange Act) is (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer or (ii) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act. Except for the Company Broker-Dealer Subsidiary, none of the Company’s Subsidiaries are registered or otherwise classified as a broker-dealer with the SEC or other applicable Law.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) ML Wealth LLC (the “Company RIA Subsidiary”) is and for the past three years has been, at all times as required under applicable Law, duly registered under the Advisers Act and under all applicable state or other applicable statutes, and (ii) each natural Person whose functions require him or her to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company RIA Subsidiary, its control persons, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor any of the Company RIA Subsidiary’s other “associated persons” (as defined in the Advisers Act) is (i) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (ii) subject to disqualification pursuant to Rule 206(4)-3 under the Advisers Act or (iii) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act. Except for the Company RIA Subsidiary, none of the Company’s

Subsidiaries are registered or otherwise classified as an investment adviser pursuant to the Advisers Act or other applicable Law.

(c)       The Company and its Subsidiaries, including the Company RIA Subsidiary, do not act as an investment adviser or a subadviser to any pooled investment vehicle or fund, whether required to register as an “investment company” under the Investment Company Act or otherwise.

(d)       Except for examinations conducted by the SEC, FINRA or any other Governmental Authority in the ordinary course of the business of the Company Broker-Dealer Subsidiary, and the Company RIA Subsidiary, no Governmental Authority has, at all times preceding the date hereof, formally initiated any administrative proceeding, or material investigation into the business or operations of the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary, sent the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary a written “Wells Notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other formal notice alleging any material noncompliance with any applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary has (i) settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority, (ii) had an Order entered against such Person under any applicable Law, (iii) been subject to any cease and desist, censure or other disciplinary or similar order issued by any Governmental Authority, (iv) been a party to any material written agreement, consent agreement, memorandum of understanding or similar disciplinary agreement with any Governmental Authority, or (v) been a recipient of any material supervisory letter from any Governmental Authority.

(e)       With respect to any material written report of examination (including any deficiency letter), inspection or investigation of the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary issued by any Governmental Authority at any time prior to the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Governmental Authority has informed the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary, and the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary is not otherwise aware that (i) any material deficiencies or violations noted in such examination, inspection or investigation has not been resolved to the satisfaction of such Governmental Authority or (ii) such Governmental Authority intends to take further action on any such matter.

3.27       Loan Portfolio.

(a)       Section 3.27(a)(i) of the Company Disclosure Letter sets forth the following information which is true and correct, other than de minimis inaccuracies, (i) the aggregate outstanding principal amount, as of September 30, 2024, of all loans, loan agreements or borrowing arrangements (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor, other than “non-accrual” Loans (i.e., Loans under the terms of which the obligor was, as of September 30, 2024, over sixty (60) days or more delinquent in payment of principal or interest) and (ii) the aggregate outstanding principal amount, as of September 30, 2024, of all “non-accrual” Loans in which the Company or any of its Subsidiaries is a creditor.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Loan of the Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) to the Knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting, origination and servicing standards of the Company and its Subsidiaries and, if applicable, the Banking Partner and all applicable Laws.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Loans originated by the Company or its Subsidiaries which are financed by a warehouse, forward flow, securitization or other similar product comply with all eligibility requirements for such Loan with respect to such product.

3.28       Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and the Company Financial Advisor entered into in connection with the Merger, and all other agreements under which any fees or expenses may become payable to the Company Financial Advisor in connection with the Merger and the other Transactions.

3.29       Company Information. The information supplied or to be supplied by the Company for inclusion in the Registration Statement, Proxy Statement and any Other Required Company Filing will not, in the case of the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the Company’s stockholders and at the time of the Company Stockholder Meeting, in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and, in the case of any Other Required Company Filing, at the date such Other Required Company Filing is filed with the SEC, first disseminated to the Company Stockholders and at the time of the Company Stockholder Meeting (in each case, as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.30       Related Party Transactions. Neither the Company nor any Subsidiary thereof is party to any current or proposed transaction or arrangement under which any (a) present or former executive officer or director of the Company or Subsidiary thereof, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary thereof or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

3.31       No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, its Subsidiaries or any of their respective Representatives or any information developed by the Company, its Subsidiaries or any of their respective Representatives.

3.32       Non-Reliance. The Company hereby acknowledges that, except for the representations and warranties expressly set forth in Article IV, the Company has not relied on information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of Parent and will have no claim against Parent or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article IV, except as (a) disclosed in the publicly available forms, reports, statements, schedules, certifications and other documents filed or furnished by Parent with the SEC on or after January 1, 2022 and publicly available at least two Business Days prior to the date of this Agreement (the “Parent SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Parent SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Parent SEC Documents to the extent of a nature addressing future developments (and not factual and/or historical matters)); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1       Organization; Good Standing. Parent (a) is a corporation, duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its Organizational Documents, except where any such violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2       Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement and the CVR Agreement; (b) perform its obligations hereunder and thereunder; and (c) consummate the Transactions, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such adoption shall occur promptly following the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3       Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub (and of the CVR Agreement by Parent), the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions, do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent,

Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) or (d) for such violations, conflicts, breaches, defaults, terminations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4       Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement, by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) the Financial Regulatory Approvals; (v) in the case of the CVR Agreement and the transactions contemplated thereby, compliance with any requirements of the Trust Indenture Act of 1939 (the “Trust Indenture Act”); and (vi) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Parent Capitalization(a) . As of the Capitalization Date, the authorized capital stock of Parent consists of 3,000,000,000 Parent Common Stock. As of the Capitalization Date, (A) 616,295,590 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued and outstanding; and (C) no shares of Parent Common Stock were held by Parent as treasury shares. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

4.6       Parent SEC Documents. Since April 1, 2022, Parent and its Subsidiaries have furnished or filed, as applicable, all forms, reports, statements, schedules, certifications and other documents with the SEC that have been required to be furnished or filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Parent SEC Document complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing on the date of such amended or superseding filing or furnishing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date that such Parent SEC Document was filed or furnished, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.7       Parent Financial Statements; Internal Controls.

(a)       Parent Financial Statements. The consolidated financial statements (including any related notes and schedules) of Parent filed with the Parent SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of Parent or any off- balance sheet arrangements of the type required to be disclosed under GAAP or pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(b)       Disclosure Controls and Procedures. Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to, and as required by Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Parent’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses or significant deficiencies identified in the management of Parent’s assessment of internal controls as of and for the year ended March 29, 2024 (nor has any such material weakness or significant deficiency been identified since such date through the date hereof). Parent is in compliance in all material respects with the applicable listing and other requirements of The Nasdaq Stock Market LLC (the “Nasdaq”).

(c)       Internal Controls. Since March 31, 2022 through the date of this Agreement, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting of Parent or any of its Subsidiaries; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting of Parent or any of its Subsidiaries.

4.8       No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) to the extent specifically and adequately reflected or reserved against in the Audited Parent Balance Sheet or in the subsequent consolidated financial statements of Parent and its Subsidiaries (including the notes thereto) included in Parent SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or executory obligations under existing Contracts that are not liabilities for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law; (c) incurred since June 30, 2024 in the ordinary course of business (none of which is a liability for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law); and (d) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.9       Legal Proceedings; Orders.

(a)       No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)       No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)       No Disqualification. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect following the Closing, neither Parent, nor any person “associated with” Parent (as such term is defined in the Exchange Act) who will become an “associated person” of the Company Broker-Dealer Subsidiary is (i) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (ii) committed any “Reportable Act,” as defined in Rule 69W-200.001 of the Florida Administrative Code, as amended, within the past 10 years.

4.10       Ownership of Company Common Stock. None of Parent or Merger Sub (a) owns any shares of Company Common Stock (other than any such shares owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date of this Agreement.

4.11       Brokers. Except as set forth on Section 4.11 of the Parent Disclosure Letter, there is no financial advisor, investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries will be responsible.

4.12       Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger and matters incidental thereto, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by any agreements or arrangements entered into in connection with this Agreement and matters incidental thereto. Parent (or a wholly owned Subsidiary thereof) owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.13       No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions, including the Merger. The adoption of this Agreement by the affirmative vote or consent of the sole stockholder of Merger Sub is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.14       Sufficiency of Funds. Parent and Merger Sub will have available to them cash and other sources of immediately available funds sufficient to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) to be paid at the Closing by the Company, Parent and Merger Sub; (ii) consummate the Payoff and to repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent and Merger Sub in connection with the Merger and by Parent or any of its Affiliates pursuant to the CVR Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement or the CVR Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

4.15       Stockholder and Management Arrangements. As of the date of this Agreement, except as set forth on Section 4.15 of the Parent Disclosure Letter, none of Parent or Merger Sub or any of their respective controlled Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than the Persons executing the Voting Agreement with respect to the transactions contemplated thereby), director, officer or employee of the Company or any of its Subsidiaries, in each case in their capacities as such, (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of Company Common Stock in connection with the Transactions); or (ii) any holder of Company Common Stock (other than the Persons executing the Voting Agreement) has agreed to approve this Agreement or vote against any Superior Proposal.

4.16       Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Affiliates, or any of their respective

Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.17       Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement, the Registration Statement and any Other Required Company Filing will not, in the case of the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the stockholders of the Company and at the time of the Company Stockholder Meeting, in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and, in the case of any Other Required Company Filing, at the date such Other Required Company Filing is filed with the SEC, first disseminated to the Company Stockholders and at the time of the Company Stockholder Meeting (in each case, as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference therein.

4.18       No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or the Voting Agreements or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III or the Voting Agreements, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1       Affirmative Obligations. Except (a) as expressly permitted or required by this Agreement, (b) as expressly set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) preserve substantially intact its business organization and to maintain existing relations in all material respects with Governmental Authorities, Bank Partners and other relationship partners and other Persons with whom the Company and its Subsidiaries have material relationships; provided, that no action by the Company or its Subsidiaries to the extent specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2; provided, further, that the Company and its Subsidiaries may make any necessary or advisable changes in their respective business practices, based on advice of outside legal counsel, in response to an emergency or exigent circumstance involving endangerment to human life or in response to any pandemic; including to protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries; provided, further, that the Company as promptly as practicable shall give Parent prior written notice of any such action to the extent reasonably practicable, which notice shall describe in reasonable detail the action and the reason(s) that such action should be taken pursuant to the immediately preceding proviso and, to the extent reasonably practicable, take into account in good faith the reasonable suggestions of Parent with respect to such action to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after taking such action.

5.2       Forbearance Covenants. Except (a) as expressly permitted or required by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, (d) pursuant to and in accordance with the second and third provisos of Section 5.1, or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a)       amend, modify, waive, rescind, change or otherwise restate (i) the Organizational Documents of the Company or any Subsidiaries of the Company, (ii) the Warrant Agreement, or (iii) modify the terms of any shares of capital stock or other equity or voting interest of the Company or any Subsidiary of the Company;

(b)       propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)       issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities or any equivalent securities or interests in Subsidiaries of the Company, except (i) upon the exercise of any Company Options or the settlement of any Company RSUs, Company Annual PSUs or Company Share Price PSUs, in each case, in accordance with their respective terms and conditions or (ii) in accordance with the Warrant Agreement;

(d)       except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting or settlement of Company RSUs, Company Annual PSUs or Company Share Price PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs, Company Annual PSUs and Company Share Price PSUs in connection with the forfeiture of such awards, in each case in accordance with their respective terms and conditions;

(e)       (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries or (ii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f)       incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except (i) under (x) the Existing Credit Facility in a maximum outstanding principal amount not to exceed the amount permitted to be incurred thereunder as of the date of this Agreement and (y) the Existing Financing Facilities, in the case of clauses (x) and (y) in the ordinary course of business and (ii) any such indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(g)       other than as required by the terms of any Employee Plan or as expressly set forth in this Agreement, (i) enter into, adopt, establish, amend or modify (including accelerating the vesting or payment), or terminate any Employee Plan or any benefit or compensation plan, program, policy, arrangement or agreement that would be an Employee Plan if in effect on the date hereof, other than in connection with (x) routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs or (y) the entry into offer letter agreements that do not provide for any severance, retention or change of control benefits (other than the right to participate in the Company’s severance policy as in effect on the date hereof) to those individuals hired on or following the date hereof and not in contravention of this Agreement, (ii) make or grant any award under any Employee Plan (including any equity, bonus or incentive compensation), (iii)  increase or decrease the compensation, severance or benefits payable to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (iv) take any action to accelerate any payment, vesting, or funding of any compensation or benefits (including any equity-based awards), payable, or to become payable, to any current or former director, officer, employee, or individual service provider of the Company or any of its Subsidiaries or (v) hire, promote, engage, furlough, temporarily lay off, or terminate (other than for “cause”) any employee or individual service provider, in each case, with the title of Senior Director or above;

(h)       settle, release, waive, or compromise any pending or threatened Legal Proceeding (x) for an amount equal to or in excess of $150,000 individually or $1,000,000 in the aggregate for all Legal Proceedings or (y) on a basis that would result in the imposition of any writ, judgment, decree, settlement, agreement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries in any non de minimis respect or a finding or admission of a violation of Law or violation of the rights of any Person;

(i)       change in any material respect the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof) or applicable Law;

(j)       make, change or revoke any entity classification or other material Tax election; settle, compromise or abandon any material Tax claim, contest or assessment; waive or extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); file a material amended Tax Return; enter into a closing agreement with any Governmental Authority regarding any material Tax matter; change any material method of accounting or annual accounting period for Tax purposes; or fail to timely pay any material amount of Tax;

(k)       except in the ordinary course of business, (i) enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms in the ordinary course of business) any Material Contract or (ii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, that any Material Contract described by the definition set forth in Section 1.1(ttt)(v) shall be exclusively governed by Section 5.2(f) and the “ordinary course of business” exception in this Section 5.2(k) shall not apply to any Material Contract described by the definition in Section 1.1(ttt)(ii) or Section 1.1(ttt)(xvi);

(l)       (i) merge or consolidate with any Person or (ii) acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any Person (including by acquisition of stock or assets), other than (A) among any wholly owned Subsidiaries of the Company, (B) acquisitions of products and services in the ordinary course of business, (C) repurchases of Loans, non-recourse cash advances or receivables pursuant to the Existing Financing Facilities in the ordinary course of business or as otherwise required by the agreements governing the Existing Financing Facilities or (D) for consideration that does not exceed $1 million in the aggregate;

(m)       sell, assign, transfer, lease, pledge, cancel or otherwise dispose of, or permit or suffer to exist the creation of any lien upon, any of the Company’s or its Subsidiaries’ assets, other than such sales, assignments, leases, pledges, transfers, cancellations or other dispositions that (A) are sales of products or services or dispositions of expired or obsolete assets, or (B) (1) are sales or pledges of receivables pursuant to the Existing Financing Facilities or related to, or economic participations in, Loans or other non-recourse cash advances originated by the Company or any of its Subsidiaries and (2) recoveries collected in respect of certain charged-off Loans and other non-recourse cash advances originated by the Company or any of its Subsidiaries, in the case of each of clauses (A) and (B) of this clause (m), solely to the extent in the ordinary course of business;

(n)       sell, assign, transfer, license, sublicense, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber (other than a Permitted Lien) or otherwise dispose of any material Company Owned Intellectual Property or otherwise disclose any material Trade Secrets therein to any third party, other than (i) the grant of non-exclusive licenses, non-exclusive options or other non-exclusive contractual obligations with respect to Intellectual Property entered into in the ordinary course of business, (ii) disclosure of Trade Secrets pursuant to written confidentiality agreements or to recipients who are bound by professional or fiduciary obligations of non-disclosure, in each case, in the ordinary course of business, or (iii) the expiration of Registered Intellectual Property at the end of their statutory term;

(o)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC;

(p)       effectuate or announce any plant closing, employee layoff, employee furlough, reduction in force, reduction in compensation or other employment action that would implicate the WARN Act;

(q)       negotiate, extend, enter into, amend in any material respect, or terminate any Labor Agreement, or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(r)       waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former executive officers or employees with the title of Senior Director or above;

(s)       voluntarily modify any material Company Permit in a manner adverse to the Company or its Subsidiaries, as applicable (excluding, for the avoidance of doubt, extensions or renewals on substantially the same terms);

(t)       make or commit to make capital expenditures, other than an amount not in excess of $50,000 in the aggregate, except for capital expenditures (i) to maintain, replace or repair damaged assets or (ii) otherwise provided for in the Company’s capital expenditure budget set forth in Section 5.2(t) of the Company Disclosure Letter; or

(u)       agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3       No Solicitation.

(a)       Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., New York City time on the 45th day following the date hereof (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to: (i) solicit, initiate, propose, induce the making, submission or announcement of, and encourage, facilitate or assist, any inquiry, proposal, indication of interest or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives, prospective debt and equity financing sources and/or their Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person (and its Representatives, prospective debt and equity financing sources and/or their Representatives) access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal; provided, that the Company shall provide to Parent and Merger Sub any non-public information, data and/or access that is provided to any Person given such information, data and/or access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person; (iii) participate, engage in and continue discussions and negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that would reasonably be expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Person with respect to the Company or any of its Subsidiaries to allow such Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof). From the date hereof until the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent in writing if any Acquisition Proposal is received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal, including, if applicable, complete copies of any relevant written documentation or materials received by the Company or any of its Representatives in connection therewith. In addition to such initial notifications, the Company must keep Parent reasonably informed, on a weekly basis, of changes to the status and terms of all such Acquisition Proposals (including any amendments thereto) and any non-deminimis changes to the status of any related discussions or negotiations.

(b)       No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall cause the directors, officers and employees of it and its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives (in each case, in their capacities as representatives of the Company) not to, directly or indirectly,

(i) solicit, initiate, propose, knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal, indication of interest or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in or continue discussions or negotiations with any Person relating to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that would reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person who has made any Acquisition Proposal solely in order to clarify the terms of the Acquisition Proposal in connection with determining whether the Acquisition Proposal constitutes or would be reasonably expected to lead to a Superior Proposal; (iv) approve, endorse or recommend an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Promptly (and in any event within 24 hours) following the No-Shop Period Start Date the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent and its Affiliates) with whom a confidentiality agreement was entered into at any time within the twelve-month period immediately preceding the No-Shop Period Start Date with respect to a potential Acquisition Transaction, and shall immediately upon the No-Shop Period Start Date, cease and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees to and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to immediately (x) cease and cause to be terminated any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) relating to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case that exists as of the No-Shop Period Start Date, and (y) terminate all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions or any Acquisition Proposal (or inquiries, proposals, indications of interest or offers that would reasonably be expected to lead to an Acquisition Proposal). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, and will not waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company or Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with outside legal counsel, and, with respect to financial matters, its financial advisors, that failure to take such action for the purpose of permitting a Person to make a private Acquisition Proposal to the Company Board would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c)       Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, subject to compliance with this Section 5.3 the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate and engage in discussions and negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and afford access to the business, properties, assets, books, records or personnel, of the Company and any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person and such Person’s Representatives, prospective debt and equity financing sources and/or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal (that did not result from a breach of this Section 5.3) after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal and assist such Person (and such Person’s Representatives and prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal, in each case with respect to an Acquisition Proposal that the Company Board has determined in good faith (after consultation with and outside legal counsel and, with respect to financial matters, its financial advisors) (i) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable Law and (ii) did not result from a breach of this Section 5.3; provided, that the Company shall provide to Parent and Merger Sub any non-public information, data and/or access that is provided to any Person given such information, data and/or access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person.

(d)       Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i)       the Company Board may effect a Company Board Recommendation Change (described in clauses (A), (B) or (D) of the definition thereof, as applicable) in response to an Intervening Event if the Company Board determines in good faith (after consultation with outside legal counsel and, with respect to financial matters, its financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(A)       the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change;

(B)       after giving such notice and prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, have been reasonably available to negotiate with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) so as to enable Parent to propose adjustments to the terms and conditions of this Agreement, such that the failure to effect a Company Board Recommendation Change would no longer be inconsistent with the Board’s fiduciary duties under applicable Law; and

(C)       at the end of the four Business Day period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with outside legal counsel and, with respect to financial matters, its financial advisors), that the failure to effect a Company Board Recommendation Change would continue to reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable Law if such changes proposed by Parent in writing that, if accepted by the Company, would be binding on Parent, were to be given effect; or

(ii)       if the Company has received an Acquisition Proposal (that did not result from a breach of this Section 5.3), that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change (described in Clauses (A), (B), (D), (E) or (F), as applicable, of the definition thereof) with respect to such Acquisition Proposal; or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board shall not take any action described in the foregoing clauses (x) and (y) unless:

(A)       the Company Board determines in good faith (after consultation with outside legal counsel and, with respect to financial matters, its financial advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(B)       (I) the Company has provided prior written notice to Parent four Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(d)(ii)(B), the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (x) or (y) of Section 5.3(d)(ii), as applicable, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant agreements, term sheets, financing commitments and any other documents or written communications relating to such Acquisition Proposal; and (II) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) to enable Parent to propose adjustments to the terms and conditions of this Agreement such that the failure to effect a Company Board Recommendation Change or termination, as applicable, would no longer reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable Law; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(B) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be two Business Days; and

(C)       at the end of the Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent in writing to make revisions to the terms of this Agreement that, if accepted by the Company, would be binding on Parent, and has determined in good faith (after consultation with outside legal counsel and, with respect to financial matters, its financial advisors), that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would continue to be inconsistent with the Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(e)       No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 5.3(d), the Company Board shall not, at any time after the date hereof:

(i)       (A) withhold, withdraw, amend, or fail to make when required by this Agreement, or resolve or publicly propose to withhold, withdraw, amend, or fail to make when required by this Agreement, the Company Board Recommendation; (B) qualify or modify (or resolve or publicly propose to qualify or modify) the Company Board Recommendation in a manner adverse to Parent; (C) adopt, approve, recommend or publicly declare advisable an Acquisition Proposal; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) if an Acquisition Proposal structured as a tender or exchange offer is commenced (or a material modification thereto is publicly disclosed), fail to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders prior to the earlier of (I) three Business Days prior to the date of the Company Stockholders Meeting and (II) the tenth Business Day following the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or the fifth Business Day following public disclosure of such material modification, as applicable); or (F) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (E) above, fail to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions per Acquisition Proposal and one occasion per material modification thereto) (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); provided that neither the confidential, non-public determination by the Company Board that an Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal nor the delivery by the Company of any prior notice expressly contemplated by Section 5.3(d) or (f) will, in and of itself, constitute a Company Board Recommendation Change; or

(ii)       cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(f)       Notice. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent in writing if any Acquisition Proposal or any inquiries, offers, proposals or requests for information that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or inquiry, offer, proposal or request, including, if applicable, complete copies of any relevant written documentation or materials received or sent by the Company or any of its Representatives in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of changes to the status and terms of any such Acquisition Proposal or proposals or offers (including any amendments thereto) and any non de-minimis changes to the status of any related discussions or negotiations.

(g)       Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from, prior to receipt by the Company of the Requisite Stockholder Approval, (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; (iv) making any factually accurate public statement that (A) describes the Company’s receipt of an Acquisition Proposal, (B) identifies the Person making such Acquisition Proposal, (C) provides the material terms of such Acquisition Proposal, or (D) describes the operation of this Agreement with respect to such Acquisition Proposal, or (v) making any other disclosures to the Company Stockholders with regard to the Transactions or an Acquisition Proposal if the Company Board determines in good faith that such disclosures are required by applicable securities Laws; provided, that any such statement or disclosure described in this Section 5.3(g) that has the effect of withholding, withdrawing, modifying or qualifying in any manner adverse to, or failing to make when required by this Agreement, the Company Board Recommendation shall be deemed for all purposes of this Agreement to be a Company Board Recommendation Change.

(h)       Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting on the Company’s behalf) shall be deemed to be a breach of this Agreement by the Company.

5.4       No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Article VI
ADDITIONAL COVENANTS

6.1       Required Action and Forbearance; Efforts.

(a)       Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its controlled Affiliates to, if applicable), on the other hand, use their respective reasonable best efforts (i) to take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by using their respective reasonable best efforts to (A) cause the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (II) make all registrations, declarations, notices and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b)       No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Party or any of their respective Affiliates will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract (the payments or actions described foregoing clauses (i) through (iii), collectively, the “Consent Actions”). Neither the Company nor any of its Subsidiaries shall take any Consent Action, directly or indirectly, without the prior written consent of Parent.

(c)       Limitations. Section 6.1(a) and Section 6.1(b) shall not apply to filings under (i) the HSR Act or (ii) in connection with any Financial Regulatory Approvals, which shall each be governed by the obligations set forth in Section 6.2 below.

6.2       Antitrust and Regulatory Matters.

(a)       Regulatory Filings. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date of this Agreement (or such later time as may be agreed in writing by Parent and the Company) and (ii) as promptly as reasonably practicable, make all required filings with any Governmental Authority in connection with the Financial Regulatory Approvals, including (in the case of the Company and its Affiliates) updating any pending (as of prior to the date of this Agreement) applications for Governmental Authorizations to reflect the change in control to be effectuated by this Agreement. As promptly as reasonably practicable, each of Parent and the Company shall, in relation to filings contemplated by clauses (i) and (ii) of the immediately preceding sentence, (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be reasonably required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be reasonably required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction; (D) with respect to the filings under the HSR Act or any other Antitrust Law or foreign direct investment or similar applicable Law of any jurisdiction, use their respective reasonable best efforts to take all action reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act or applicable Law applicable to this Agreement or the Merger, as promptly as reasonably practicable and in any event prior to the Termination Date; and (E) with respect to the filings made with any Governmental Authority in connection with the Financial Regulatory Approvals, use their respective reasonable best efforts to take all action reasonably necessary, proper or advisable to obtain all Financial Regulatory Approvals as promptly as reasonably practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Transactions in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material with respect to the Transactions from any Governmental Authority in connection with (i) the HSR Act or any other Antitrust Law or foreign direct investment or similar applicable Law of any jurisdiction or (ii) the Financial Regulatory Approvals, then, in each case of the foregoing clauses (i) and (ii), such Party shall make (or, cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that no Party may extend, or request the extension of, any waiting period or decision period, or enter into any agreement or understanding with any Governmental Authority to delay or otherwise not to consummate the Merger or the other Transactions without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed.

(b)       Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall and shall cause their respective Affiliates to, use their respective reasonable best efforts to, subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Transactions without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would or may reasonably cause such information to cease to benefit from legal privilege.

(c)       Certain Acquisitions. From the date of this Agreement until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the expiration or termination of the waiting period under the HSR Act applicable to the Merger, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and controlled Affiliates not to, enter into a definitive agreement with respect to, otherwise agree to effect or effect any acquisition of a business or of assets or equity of any Person (whether by merger, consolidation, acquisition of equity, acquisition of assets or otherwise), if such acquisition would reasonably be expected to prevent, materially delay or materially impede the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger.

(d)       Regulatory Fees. Parent shall be responsible for all filings fees payable to any Governmental Authority under the HSR Act or any other Antitrust Law or in connection with the Financial Regulatory Approvals, in each case, in connection with the transactions contemplated by this Agreement.

6.3       Proxy Statement, Registration Statement and Other Required SEC Filings.

(a)       Registration Statement; Proxy Statement. As promptly as reasonably practicable, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and file with the SEC a registration statement on Form S-4 relating to the registration of the CVRs to be issued in connection with the Transactions and the shares of Parent Common Stock that may be issued in connection with the Milestone Payment (as defined in the CVR Agreement) pursuant to the CVR Agreement, which such registration statement shall include the Proxy Statement (the “Registration Statement”) and (ii) the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided that neither the Company nor Parent shall be in breach of this Section 6.3(a) as a result of any delay in filing the Registration Statement or the Proxy Statement caused by Parent and Merger Sub’s (in the case of the Proxy Statement) or the Company’s (in the case of the Registration Statement) failure to comply with their obligations pursuant to Section 6.3(d) in any material respect. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b)       Effectiveness. Parent shall use its reasonable best efforts to have the Registration Statement (including the Proxy Statement) declared effective under the 1933 Act by the SEC as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger and, if required by applicable Law, to have the CVR Agreement become qualified under the Trust Indenture Act; provided that Parent shall ensure that the Registration Statement is not declared effective prior to the No-Shop Period Start Date.

(c)       Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable Law (any such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file or disseminate the Proxy Statement or any Other Required Company Filing, and Parent may not file the Registration Statement, with the SEC or respond to any comments or requests of the SEC or its staff without providing Parent (in the case of the Proxy Statement or any Other Required Company Filing) and its counsel or the Company (in the case of the Registration Statement) and its counsel a reasonable opportunity to review and comment thereon and the Company and Parent (as applicable) shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties and their respective counsel.

(d)       Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Registration Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting (if any) or filing of any Other

Required Company Filing, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Required Company Filing, as the case may be, so that such filing would not contain untrue, false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e)       Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement, the Registration Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)       Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Registration Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of written or oral comments from the SEC or its staff on the Proxy Statement, the Registration Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall promptly provide the other with copies of all correspondences between it or any of its Affiliates or Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or any Other Required Company Filing and advise the other of any oral communications from the SEC or its staff with respect to the Proxy Statement, the Registration Statement or any Other Required Company Filing.

(g)       Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than five Business Days following the date that the Registration Statement is declared effective under the 1933 Act by the SEC.

(h)       Listing of CVRs. Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of the Nasdaq and the SEC to enable the listing of the CVRs being registered pursuant to the Registration Statement on the Nasdaq no later than the Effective Time, subject to official notice of issuance. Parent and the Company will, each acting reasonably and in good faith, use their reasonable best efforts to implement and effect any changes to this Agreement to implement a reverse split (as such term is commonly understood) (or other equitable and appropriate restructuring) of the CVRs if the same is required in order to effectuate the listing of the CVRs as of the Effective Time; provided that neither party shall be required to take any action that would change the economic value of Merger Consideration.

6.4       Company Stockholder Meeting.

(a)       Call of Company Stockholder Meeting. The Company shall, in consultation with Parent, establish a record date for, and as promptly as reasonably practicable following the effectiveness of the Registration Statement, duly call, give notice of (including the mailing of the Proxy Statement to the Company Stockholders pursuant to Section 6.3(g)), convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Requisite Stockholder Approval, and the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof to enable such record date to be set for the Company Stockholder Meeting. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)       Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, and at the request of Parent, the Company shall postpone or adjourn, as applicable, the Company Stockholder Meeting, (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; provided that, in the case of the foregoing clauses (i) or (ii), each postponement or adjournment shall not occur more than two times or be for more than 10 Business Days each without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that notwithstanding anything to the contrary in this Agreement unless required by applicable Law or the Organizational Documents of the Company, in no event shall the record date of the Company Stockholder Meeting be changed without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Stockholders for the amount of time required by Law in advance of the Company Stockholder Meeting; provided, that, in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than ten Business Days. Without the prior written consent of Parent, the matters contemplated by the Requisite Stockholder Approval shall be the only matters (other than matters of procedure and matters required by Law to be voted on by the Company Stockholders in connection with the matters contemplated by the Requisite Stockholder Approval) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

(c)       The Company agrees, upon request, to provide Parent with periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent received from the Company’s proxy solicitor).

6.5       Company Warrants.

(a)       In accordance with the provisions of Section 4.5 of the Warrant Agreement, promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, send, or cause to be sent, written notice of the Merger to (i) the Warrant Agent, which notice shall set forth in reasonable detail the treatment of Company Warrants pursuant to Section 2.7(d) and (ii) each holder of the Company Warrants, which notice shall advise such holders of the effective date of the Merger and any other information required to be provided to the holders of the Company Warrants in accordance with the Warrant Agreement.

(b)       In accordance with the provisions of Section 4.4 of the Warrant Agreement, promptly following the Closing, Parent shall cause the Surviving Corporation to make public disclosure of the consummation of the Merger by filing a Current Report on Form 8-K with the SEC.

6.6       Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all actions within their power to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement (as applicable) and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.7       Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books, records, data, personnel (including management) and other information (financial or otherwise) of the Company and its Subsidiaries for purposes that are reasonably related to the consummation of the Transactions or integration or transition planning related thereto, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other legal privilege applicable to such documents or information; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided, that this clause (c) shall not limit any Party’s rights to discovery). In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 6.7 and withholds information on the basis of clauses (a), (b) or (c) of the preceding sentence, the Company shall promptly inform Parent as to the general nature of what is being withheld and the Company and Parent shall use their respective reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not suffer from any of the foregoing impediments. Any investigation conducted pursuant to the access contemplated by this Section

6.7 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries pursuant to this Section 6.7 will be subject to the Company’s reasonable security measures and insurance requirements. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee, independent contractor or other service provider of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company specifically in connection with the Company and the Transactions, in each case, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), provided, the foregoing shall not prohibit Parent, Merger Sub or their Representatives from engaging in any communications with such Persons in the ordinary course of business unrelated to the Transactions.

6.8       Section 16(b) Exemption. Prior to the Effective Time, the Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such actions as may be reasonably necessary or advisable hereto to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs, Company Annual PSUs or Company Share Price PSUs) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 6.8, the Company will provide Parent copies of resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes thereto suggested by Parent.

6.9       Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)       Indemnified Persons. For six years after the Effective Time, Parent shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless the current or former directors and officers of the Company or any of its Subsidiaries (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) to the fullest extent permitted by Delaware Law or any other applicable Law or provided under the Organizational Documents of the Company and its Subsidiaries in effect as of the date of this Agreement from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, taken in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, trustee or fiduciary of another Person (including any employee benefit plan)), in each case of clause (i) or clause (ii) prior to the Effective Time; and (iii) the Merger and the other Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a good faith claim for indemnification pursuant to this Section 6.9(a), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. If any Indemnified Person is made party to any Legal Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to), advance reasonable, documented and out of pocket fees, costs and expenses (including reasonable, documented and out of pocket attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Legal Proceeding; provided that as a condition thereto, such Indemnified Person agrees in writing to return any such funds if it is ultimately determined by a court of competent jurisdiction, in a final, nonappealable judgment, that such Indemnified Person is not entitled to indemnification.

(b)       Organizational Documents. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(c)       D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect, and fully pay the premium for, the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay an aggregate premium in excess of 350% of the amount paid by the Company for coverage for its 2024-2025 policy year (such 350% amount, the “Maximum Premium”). If the premiums of such insurance coverage exceed the Maximum Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section

6.9(c) for less than or equal to the Maximum Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as reasonably possible for an amount not exceeding the Maximum Premium.

(d)       Mergers; Consolidations; Transfers. If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e)       No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects an Indemnified Person in any material respect without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.9. The rights of the Indemnified Persons pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such Persons may have with respect to such matters.

(f)       Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10       Employee Matters.

(a)       Employment; Benefits. For a period of twelve (12) months following the Effective Time or, if earlier, the termination date of the applicable Continuing Employee (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall provide Continuing Employees (including any Continuing Employee who is not actively working as of the Effective Time as a result of paid time off or other leave of absence) with: (i) base salary or wage rate that is the same as the base salary or wage rate to which each Continuing Employee was entitled immediately prior to the Effective Time; (ii) other compensation and employee benefits (excluding, in each case, nonqualified deferred compensation, defined benefit pension plans, retiree or post-employment health or welfare benefits, retention, and change in control compensation, and equity or equity-based plans or arrangements (the “Excluded Benefits”)) that are no less favorable in the aggregate than those in effect for (or available to) each Continuing Employee under the Employee Plans as of immediately prior to the Effective Time; and (iii) severance protections and benefits that are no less favorable than the severance benefits maintained for similarly situated employees of Parent at the time of such Continuing Employee’s termination of employment.

(b)       New Plans. With respect to each 401(k), health or welfare benefit plan, program, policy, arrangement or agreement that is made available to Continuing Employees immediately following the Effective Time, other than any such plans or programs providing for Excluded Benefits (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting of defined contribution retirement benefits (but not benefit accrual) and entitlement to vacation and severance benefits, in each case, to the same extent and for the same purpose as such service was credited under the analogous Employee Plan immediately prior to the Effective Time, except to the extent that it would result in duplication of coverage, benefits or compensation for the same period of service. In addition, and without limiting the generality of the foregoing, during the plan year in which the Effective Time occurs, Parent will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to provide that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans that are group health or welfare plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan that is a group health or welfare plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing group medical, dental, pharmaceutical or vision benefits, all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the corresponding Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) any eligible expenses incurred and paid by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan that is a group health plan begins, if such participation begins in the plan year in which the Effective Time occurs, to be given credit pursuant to such New Plan that is a group health plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan that is a group health plan.

(c)       2025 Annual Bonuses. If the Effective Time occurs after December 31, 2024, then (i) if the Effective Time occurs on or prior to September 30, 2025, (A) each Continuing Employee’s participation in any Employee Plan that is an annual cash incentive compensation plan or arrangement (each, an “Annual Bonus Plan”) for the Company’s 2025 fiscal year shall cease effective as of the Effective Time and (B) each eligible Continuing Employee shall be paid an amount (the “Pre-Closing Bonus”) equal to (1) the full year bonus that would have been earned by such Continuing Employee under the applicable Annual Bonus Plan with respect to the Company’s 2025 fiscal year, determined based on projected full-year actual performance as of the Effective Time multiplied by (2) a fraction, the numerator of which is the number of days elapsed during the Company’s 2025 fiscal year through the Closing Date and the denominator of which is 365, subject to the Continuing Employee’s continued employment with the Company or its Subsidiaries through the Closing Date; and (ii) if the Effective Time occurs after September 30, 2025, then Parent shall cause the Annual Bonus Plan for the Company’s 2025 fiscal year to continue to operate through December 31, 2025, and each eligible Continuing Employee shall receive a bonus based on full year actual performance under such Annual Bonus Plan at the time bonuses would ordinarily be paid by the Company, subject to the Continuing Employee’s continued employment with the Company or its Subsidiaries through the applicable payment date.

The Pre-Closing Bonuses (if applicable) shall be paid within thirty (30) days following the Effective Time; provided that any prorated annual bonus payable in respect of the Company’s 2025 fiscal year upon a qualifying termination of employment under any Company Benefit Plan shall be less any Pre-Closing Bonus paid to such Continuing Employee.

(d)       Vacation Credit. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its Affiliates from time to time.

(e)       Change in Control. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of the Company Plans (a “Change in Control”) will occur as of the Effective Time. Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its subsidiaries to honor all Employee Plans (including, without limitation, severance commitments) in accordance with their terms as in effect immediately prior to the Change in Control.

(f)       Employee Communications. The Company and its Subsidiaries shall consult with Parent (and consider in good faith the advice of Parent) prior to the Company sending any mass written notices or other mass communication materials (including any posting to any website) with respect to the matters described in this Section 6.10 to its employees or former employees of the Company or any of its Subsidiaries, but excluding any mass written notices or other mass communication materials with respect to administrative matters. Prior to the Effective Time, and in any event, at least one month prior to the annual benefits renewal period, the Company shall provide Parent with reasonable access following advance notice to such employees or former employees for purposes of Parent’s providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.10; provided, that such access shall not unduly interfere with the operation of the business of the Company prior to the Closing.

(g)       Company 401(k) Plan. The Company or its applicable Subsidiary shall cause the Company Board or the board of directors (or equivalent governing body) of its applicable Subsidiary to adopt, no later than the day prior to the Closing Date, a written consent (the form of which shall have been provided by Parent) terminating the MoneyLion 401(k) Profit Sharing Plan (the “Company 401(k) Plan”), with such termination to be effective no later than the day immediately prior to the Closing Date. The Company shall, consistent with past practice, make all employer contributions to eligible Continuing Employees for the plan year in which the plan termination is effective through the plan termination date, notwithstanding any last-day-of-year employment requirement or hours of service requirements. Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover eligible Continuing Employees effective as soon as administratively practicable following the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. The Company and Parent shall use commercially reasonable efforts to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Company 401(k) Plan (or to otherwise facilitate participant loan repayment) after the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(h)       No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to: (i) guarantee employment (or any particular term or condition of employment) for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate or modify the employment of any Continuing Employee or any other Person; (ii) create, establish, terminate, modify for any purpose, or amend any Employee Plan or New Plan or any other benefit or compensation plan, policy, program, agreement or arrangement, or limit the ability of or prohibit the right of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to modify, amend or terminate any Employee Plan or any New Plan or any other benefit or compensation plan, policy, program, agreement or arrangement at any time; or (iii) create any third party beneficiary rights or remedies in any Continuing Employee (or beneficiary or dependent thereof) or any other Person, except for the Parties.

6.11       Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12       Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release broadly disseminated in the form reasonably agreed to by the Parties and will be issued promptly following the execution and delivery of this Agreement. Following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or broadly disseminated communications with respect to the Transactions and this Agreement and shall not issue any such press release or make any such public statement or broadly disseminated communication prior to such consultation and the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications that are consistent with public statements or communications previously made in accordance with this Section 6.12; provided, further, that the restrictions set forth in this Section 6.12 shall not apply to any release or public statement or communication (a) made or proposed to be made by the Company or Parent with respect to an Acquisition Proposal, a Superior Proposal or a Company Board

Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

6.13       Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to (at Parent’s sole expense) participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.14       Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock and Public Warrants from NYSE as promptly as practicable after the Effective Time; (b) the deregistration of the Company Common Stock and Public Warrants pursuant to the Exchange Act as promptly as practicable after such delisting; and (c) the suspension of the Company’s duty to file reports under Sections 13 and 15(d) of the Exchange Act as promptly as practicable thereafter.

6.15       Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.16       Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL, and Parent shall provide a copy of such executed written consent to the Company.

6.17       Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.17 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.17 will not, in and of itself, be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.18       Payoff. No later than (a) three Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to deliver to Parent a draft of the Debt Payoff Letter, which draft Debt Payoff Letter shall (i) indicate the total amount (the “Payoff Amount”) required to be paid to fully satisfy all principal, interest, prepayment premiums and other outstanding and unpaid obligations related to the Existing Credit Facility as of the Closing Date (in each case other than contingent and other obligations that expressly survive the termination of the Existing Credit Facility) (the “Payoff”) and (ii) state that all such obligations (including guarantees) (other than contingent and other obligations that expressly survive the termination of the Existing Credit Facility) in respect thereof and liens in connection therewith on the equity interests in and assets of the Company shall be, substantially concurrently with the receipt of the applicable Payoff Amount on the Closing Date by the applicable Persons pursuant to the Debt Payoff Letter, released and terminated, or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit thereunder and (b) one Business Day prior to the Closing Date, use commercially reasonable efforts to deliver a fully executed copy of the Debt Payoff Letter. The Company shall deliver (i) a prepayment notice with respect to the Existing Credit Facility thereunder and within the time period required thereunder and (ii) a copy of such prepayment notice to the Parent within one Business Day prior to the Closing Date. The Company shall use commercially reasonable efforts to cooperate, subject to Section 6.19(b), with Parent and Merger Sub, if requested by Parent, in connection with the prepayment, if and as applicable, of the Existing Financing Facilities substantially concurrently with the Closing. Notwithstanding anything herein to the contrary, (i) in no event shall this Section 6.18 require the Company or any of its Subsidiaries to cause the Payoff or any other prepayment to be effective unless and until the Effective Time has occurred, (ii) neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.18 (x) to execute and deliver any document, instrument or agreement (or cause any document, instrument or agreement to be executed or delivered), or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent on, or that would be effective prior to, the occurrence of the Effective Time or (y) to pay any fee or incur any other expense, liability or obligation, (iii) in connection with the Closing, Parent shall have provided (or caused to be provided) to the Company, on or prior to the Closing Date, immediately available funds in an amount no less than the Payoff Amount and sufficient to pay in full all obligations under the Existing Credit Facility and, if applicable, each applicable Existing Financing Facility (other than contingent and other obligations that expressly survive termination of the Existing Credit Facility and, if applicable, each applicable Existing Financing Facility) as of the Effective Time. Parent and Merger Sub shall promptly reimburse the Company upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) actually incurred by the Company or any of its Subsidiaries as a result of any actions taken by the Company or its Subsidiaries with respect to its obligations under this Section 6.18.

6.19 Financing Cooperation.(a) (a) Upon reasonable written request of Parent, the Company shall use commercially reasonable efforts to provide cooperation to Parent in connection with, and that is necessary and customary for financing of the type of, the refinancing of Parent’s 5.0% Senior Notes due April 15, 2025 (the “2025 Notes Refinancing”), which shall be expressly limited to using commercially reasonable efforts to:

(i)       deliver to Parent financial information regarding the Company and the Company’s Subsidiaries that is necessary and customarily required for financings of the type of the 2025 Notes Refinancing, but limited to (A) audited annual and unaudited quarterly financial statements prepared by the Company in the ordinary course of its business (and within the normal time periods for the preparation and delivery thereof, and in any event not earlier than the filing of such financial statements by the Company with the SEC pursuant to its reporting obligations under the Exchange Act) and (B) other financial information reasonably available and prepared in the ordinary course of the Company’s business and necessary for Parent to prepare customary pro forma financial information, for inclusion in any necessary and customary document required in connection with the 2025 Notes Refinancing;

(ii)       cause its independent accountants to provide customary comfort letters and consents for use of their reports, on customary terms and consistent with their customary practice, in connection with the 2025 Notes Refinancing, solely to the extent necessary and customary for financings of the type of the 2025 Notes Refinancing; and

(iii)       cooperate reasonably with any customary due diligence investigation of the Company and its Subsidiaries in connection with the 2025 Notes Refinancing, solely to the extent necessary and customary for financings of the type of the 2025 Notes Refinancing.

(b)       Notwithstanding the foregoing, nothing in the third sentence of Section 6.18 or this Section 6.19 shall require the Company or any of its Subsidiaries to:

(i)       take any action to the extent that such action would cause any condition to Closing set forth in Article VII to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by the Company;

(ii)       (A) take any action (including provide access to or disclose information) where the Company determines that it would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party, (B) prepare or provide any financial statements or other information that the Company does not otherwise prepare in the ordinary course of its business or (C) prepare or provide any projections or pro forma financial statements;

(iii)       provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege;

(iv)       take any action to the extent such action would (A) interfere with the business or operations of the Company or any of its Subsidiaries or (B) cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(v)       execute and deliver any letter, agreement, registration statement, document or certificate, or prepare or issue any offering memorandum or similar document, including disclosure, or take any corporate action;

(vi)       pay any commitment fee or other fee, make any other payment, become subject to any actual or potential obligation, guarantee or liability, bear any cost or expense or provide any indemnity in connection with the 2025 Notes Refinancing or any information utilized in connection therewith, or cause or permit any Lien to be placed on any of their respective assets;

(vii)       subject any of the Company or its Subsidiaries or Representatives, including the respective directors, managers, officers or employees, to any actual or potential personal liability; or

(viii)       waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party.

(c)       Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries (and/or their Representatives) contemplated by this Section 6.19 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the 2025 Notes Refinancing (or any attempted 2025 Notes Refinancing) and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, and the foregoing obligations shall survive termination of this Agreement.

(d)       All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.19 shall be kept confidential, including in accordance with any confidentiality agreement between the Company and Parent or its Affiliates, except that Parent shall be permitted to disclose such information to the financing sources, underwriters, initial purchasers or placement agents for the 2025 Notes Refinancing (but not prospective investors in any debt securities offering) during the placement syndication of the 2025 Notes Refinancing subject to such parties entering into customary confidentiality undertakings with respect to such information.

(e)       Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on the consummation of any 2025 Notes Refinancing and/or performance of (or compliance with) this Section 6.19 by any Person.

6.20       Access for Legal Proceedings. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the Legal Proceedings set forth on Section 6.20 of the Company Disclosure Letter and shall consult in advance with Parent (and consider in good faith Parent’s views with respect to) the strategy and conduct of such Legal Proceedings; provided that the Company shall not be required to provide Parent with any information or materials that would reasonably be expected to violate any attorney-client or work product privilege; provided, that if the Company withholds information on the basis of the foregoing proviso, the Company shall promptly inform Parent as to the general nature of what is being withheld and the Company and Parent shall use their respective reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not violate such privileges, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

6.21       CVR Agreement. At or immediately prior to the Effective Time, Parent will execute and deliver, and Parent will cause the CVR Rights Agent to execute and deliver, the CVR Agreement, subject to any changes to the form CVR Agreement attached here to as Exhibit B that are requested by the CVR Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

6.22       Company RIA Subsidiary Client Consent. The Company will cause the Company RIA Subsidiary to, as promptly as reasonably practicable (and in no event later than 10 Business Days) following execution of this Agreement use its commercially reasonable efforts to obtain client consent to the assignment of all advisory contracts in effect on the date of execution of this Agreement. In regard to any assignment of the ML Wealth LLC Investment Advisory Agreement (the “MLWIAA”), the Company RIA Subsidiary will promptly as reasonably practicable provide advisory clients in accordance with the MLWIAA with the first request for written consent of assignment of the MLWIAA, and promptly as reasonably practicable provide advisory clients that have not responded to the first request a second request for implied consent for assignment of the MLWIAA. The Company will provide to Parent and its counsel a reasonable opportunity to review and comment on any written communications seeking consent of assignment of any Company RIA Subsidiary advisory contract.

Article VII
CONDITIONS TO THE MERGER

7.1       Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)       Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)       Required Regulatory Consents. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated and (ii) the Other Required Regulatory Approvals shall have been granted or obtained, or any applicable waiting periods shall have expired (as applicable).

(c)       No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

(d)       Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no Legal Proceedings for such purpose shall be pending before the SEC.

(e)       Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

7.2       Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)       Representations and Warranties. (i) the representation and warranty of the Company set forth in Section 3.12(b) (Absence of Certain Changes) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) (Capital Stock), Section 3.7(b) (Stock Reservation and Awards), Section 3.7(d) (Company Securities) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except in each case for inaccuracies that in the aggregate do not result in a net increase to the total amount of consideration to be paid by Parent pursuant to Article II by more than a de minimis amount, (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization; Good Standing) (but only the first sentence thereof), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Company Board Approval), Section 3.3(c) (Anti-Takeover Laws), Section 3.7(c) (Company Equity Awards) (other than the last sentence thereof), Section 3.7(e) (Other Rights), Section 3.8(d) (Subsidiaries) (with respect to the Company’s Subsidiaries) and Section 3.28 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date) and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in

Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing (other than Section 6.19, performance of (or compliance with) which shall not be a condition to Closing).

(c)       Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)       Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

7.3       Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)       Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)       Mutual Agreement. At any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)       Order. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of any of the Transactions and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted or entered after the date hereof by a Governmental Authority and remains in effect that prohibits, makes illegal or enjoins the consummation of any of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c)       Termination Date. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on September 10, 2025 (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under Antitrust Laws or in connection with any Other Required Regulatory Approval) or Section 7.1(b) shall not have been satisfied or waived, then the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on December 10, 2025, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party (treating Parent and Merger Sub as one party for this purpose) whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d)       Requisite Stockholder Approval. By either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)       Company Breach. By Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b) provided that, solely if such breach is capable of being cured, such breach shall not have been cured by the Company prior to the earlier of (i) the Termination Date and (ii) the 30th day following delivery by Parent to the Company of written notice of such breach; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f)       Company Board Recommendation Change. By Parent, if (i) at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company or the Company Board, as applicable, shall have Willfully and Materially breached its obligations under Section 5.3(b);

(g)       Parent or Merger Sub Breach. By the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b) provided that, solely if such breach is capable of being cured, such breach shall not have been cured by Parent prior to the earlier of (i) the Termination Date and (ii) the 30th day following delivery by the Company to Parent of written notice of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b); or

(h)       Superior Proposal. By the Company, in accordance with Section 5.3(d)(ii)(y), at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into a definitive Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination.

8.2       Manner and Notice of Termination; Effect of Termination.

(a)       Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a) (Mutual Agreement)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)       Effect of Termination.

(i)       Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.

(ii)       In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms.

(iii)       Notwithstanding the foregoing, but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for Fraud or any Willful and Material Breach of this Agreement by such Party prior to termination (which liability it is expressly acknowledged is not limited to reimbursement of expenses or out-of-pocket costs and may include damages based on loss of the economic benefits of the transactions contemplated by this Agreement, which may include loss of premium to which the holders of Company Common Stock, Vested Company RSUs or Company Share Price PSUs would have been entitled). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3       Fees and Expenses.

(a)       General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b)       Company Payments.

(i)       If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (Termination Date) (provided that, at the Termination Date, the Requisite Stockholder Approval has not been obtained), (y) Section 8.1(d) (Requisite Stockholder Approval) or (z) Section 8.1(e) (Company Breach); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced an Acquisition Proposal (or an Acquisition Proposal shall have otherwise become publicly known or, in the case of termination pursuant to Section 8.1(c) (Termination Date) or Section 8.1(e) (Company Breach), otherwise made known to the Company Board), or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, which Acquisition Proposal or intention, as applicable, has not been withdrawn (publicly, if publicly disclosed) without qualification prior to the earlier of (I) five days prior to the Company Stockholder Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement) and (II) termination of this Agreement; and (C) within twelve months of the termination of this Agreement, either (I) an Acquisition Transaction is consummated, (II) the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction or (III) in the case of an Acquisition Proposal that is a tender or exchange offer, the Company Board shall have (1) approved or recommended to the Company Stockholders such Acquisition Proposal or (2) otherwise not opposed such Acquisition Proposal and in the case of this clause (C)(III)(2), such Acquisition Proposal is subsequently consummated, then the Company shall promptly (and in any event within three Business Days) after the event specified in clause (C)(I), (C)(II) or (C)(III), as applicable, pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of Section 8.3(b)(i)(C), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)       If this Agreement is validly terminated pursuant to Section 8.1(f) (Company Board Recommendation Change) (or in the event that (A) the Company Board shall have made a Company Board Recommendation Change and (B) this Agreement is terminated (I) by either the Company or Parent pursuant to (x) Section 8.1(c) (Termination Date) at a time when the Requisite Stockholder Approval has not been obtained or Parent has the right to terminate pursuant to Section 8.1(e) (Company Breach) or (y) Section 8.1(d) (Requisite Stockholder Approval) or (II) by Parent pursuant to Section 8.1(e) (Company Breach)), then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)       If this Agreement is validly terminated pursuant to Section 8.1(h) (Superior Proposal), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)       Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)       Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Company Termination Fee is not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such amounts are payable and which do not involve Fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof, the Company shall pay to Parent Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”).

(e)       Sole Remedy.

(i)       The Parties agree that, except with respect to Fraud or Willful and Material Breach, the payment of the Company Termination Fee (and Enforcement Expenses, as applicable) shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement in the event the Company Termination Fee becomes due and payable pursuant to the terms hereof and is paid, and, upon such payment of the Company Termination Fee, none of (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, and Section 8.3(a), as applicable). For the avoidance of doubt, in no event shall the Company or Parent be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) any money damages (including, in the case of Parent, payment of the Company Termination Fee in accordance with this Section 8.3(e)). The Company Related Parties as well as (A) Parent, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, its Subsidiaries and each of their respective Affiliates, are intended third party beneficiaries of this Section 8.3(e)(i).

8.4       Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5       Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any failure or delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Article IX
GENERAL PROVISIONS

9.1       Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2       Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.2 or (B) the receiving Party delivers a written confirmation of receipt for such notice by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.2; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

(a)            if to Parent or Merger Sub to:

Gen Digital Inc.

60 E. Rio Salado Parkway

Suite 1000

Tempe, Arizona 85281
Attn:    General Counsel

Email:   legal.department@gendigital.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:    Edward J. Lee, P.C.
            Carlo Zenkner, P.C.

             Dan Li

Email:  edward.lee@kirkland.com
           carlo.zenkner@kirkland.com
           dan.li@kirkland.com

(b)           if to the Company (prior to the Effective Time) to:

MoneyLion Inc.

249 West 17th Street, Floor 4

New York, NY 10011

Attn:   Diwakar (Dee) Choubey

            Adam VanWagner

Email:  dc@moneylion.com

            avanwagner@moneylion.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attn:   Lee Hochbaum

            Darren Schweiger

Email:  lee.hochbaum@davispolk.com

            darren.schweiger@davispolk.com

From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3       Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent or Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to a wholly owned direct or indirect Subsidiary of Parent, in which event all references to Parent or Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement and (b) no assignment shall relieve Parent or Merger Sub of any of its obligations pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary but except as provided for in the first sentence of this Section 9.3, no assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement except as provided by this Section 9.3 is null and void.

9.4       Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, Merger Sub agrees to be bound by the terms and conditions of the Confidentiality Agreement as if it were party thereto. Notwithstanding the foregoing, the Parties hereby agree and acknowledge that any standstill or similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby. The Company and its Representatives shall treat all documents and information concerning Parent and its Subsidiaries furnished or made available to the Company or its Representatives in connection with this Agreement and the transactions contemplated hereby, including the Merger, confidentially to the same extent Parent is obligated to treat information concerning the Company confidentially under the Confidentiality Agreement.

9.5       Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Voting Agreements and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Subject to Section 9.4, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6       Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.9, (b) if the Closing occurs, for the right of the holders of Company Common Stock, In-the-Money Company Options, Vested Company RSUs or Company Share Price PSUs to receive the Merger Consideration and the Vested Equity Award Consideration, as applicable, in each case after the Effective Time, (c) unless the Closing occurs, the right of the Company, on behalf of holders of Company Common Stock, In-the-Money Company Options, Vested Company RSUs or Company Share Price PSUs to pursue claims for damages for any breach of this Agreement by Parent or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock, In-the-Money Company Options, Vested Company RSUs or Company Share Price PSUs to receive the Merger Consideration and the Vested Equity Award Consideration, as applicable, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock, In-the-Money Company Options, Vested Company RSUs and/or, as applicable, Company Share Price PSUs, in any manner the Company deems fit and (d) as set forth in or contemplated by Section 8.3(e).

9.7       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8       Remedies.

(a)       Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary (including Section 9.8(b)), although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)       Specific Performance. The Parties acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties hereto agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement, in the case of each of clauses (i) and (ii) on the basis that money damages would provide an adequate remedy therefor. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.9       Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10       Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12       No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders and assignees of each of the Company, Parent and Merger Sub shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13       Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, corresponding to the Company’s or Parent’s representations and warranties in this Agreement, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties and covenants of the Company or Parent, as applicable that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties and covenants of the Company or Parent, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties and covenants is reasonably apparent on the face of the disclosure. Notwithstanding anything in this Agreement to the contrary, the Parties hereto agree that the inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, as an exception thereto will not be deemed an admission that such item represents a material exception or material fact, event or circumstance, that such item is required to be disclosed by this Agreement or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

9.14       Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, ..tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

GEN DIGITAL INC.

By:

Name:
Title:

MAVERICK GROUP HOLDINGS, INC.

By:

Name:
Title:

[Signature Page to Agreement and Plan of Merger]

MONEYLION INC.

By:

Name:
Title:

[Signature Page to Agreement and Plan of Merger]